SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SENSIENT TECHNOLOGIES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 15, 2011

Dear Fellow Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Sensient Technologies Corporation. The meeting will be held on Thursday, April 21, 2011, at 2:00 p.m., Central Time, at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois.

I hope that you will be able to join us at the meeting to review the year and take a look at what the future holds for our Company. In addition, the business to be transacted is: (i) to elect eight directors of the Company as described in the accompanying Proxy Statement; (ii) to give an advisory vote on our executive compensation; (iii) to give an advisory vote on the frequency of shareholder votes regarding our executive compensation; (iv) to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2011; and (v) to transact such other business as may properly come before the meeting or any adjournment thereof.

Whether or not you plan to attend, it is important that you exercise your right to vote as a shareholder. Please indicate your vote on the enclosed proxy card and return it promptly using the envelope provided or vote by telephone or by Internet according to the instructions on the enclosed proxy card. Be assured that your votes are completely confidential.

On behalf of the officers and directors of the Company, I want to thank you for your continued support and confidence.

Sincerely,

/s/ Kenneth P. Manning
Kenneth P. Manning
Chairman and Chief Executive Officer Enclosures

SENSIENT TECHNOLOGIES CORPORATION

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Notice of Annual Meeting

To Be Held April 21, 2011

To the Shareholders of

Sensient Technologies Corporation:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Shareholders (“Meeting”) of Sensient Technologies Corporation, a Wisconsin corporation (“Company”), will be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 21, 2011, at 2:00 p.m., Central Time, for the following purposes:

1.	To elect eight directors of the Company as described in the accompanying proxy statement;

2	To give an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the accompanying proxy statement;

3.	To give an advisory vote as to whether the shareholder votes regarding our executive compensation should occur every three years, every two years or every year;

4.	To ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2011; and

5.	To transact such other business as may properly come before the Meeting or any adjournments thereof.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 21, 2011

The Proxy Statement and Notice of Annual Meeting and the 2010 Annual Report are available on Sensient’s web site at http://www.Sensient.com/financial/annualreport_and_proxy.htm.

The Board of Directors has fixed the close of business on February 25, 2011, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

The Company encourages you to attend the Meeting and vote your shares in person. However, whether or not you are able to attend the Meeting, please complete the enclosed proxy and return it promptly using the envelope provided or vote by telephone or by Internet according to the instructions on the enclosed proxy card, so that your shares will be represented at the Meeting. You may revoke your proxy at any time before it is actually voted by notice in writing to the undersigned or by attending the Meeting and voting in person. Your attention is directed to the attached proxy statement and accompanying proxy.

For directions to the meeting site, contact the Company’s Secretary at (414) 271-6755. Shareholders of record who wish to vote in person may do so at the meeting.

On Behalf of the Board of Directors

John L. Hammond

Secretary

Milwaukee, Wisconsin

March 15, 2011

SENSIENT TECHNOLOGIES CORPORATION

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

(414) 271-6755

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

to be held on

April 21, 2011

GENERAL

This proxy statement and accompanying proxy are first being furnished to the shareholders of Sensient Technologies Corporation, a Wisconsin corporation (“Company”), beginning on or about March 15, 2011, in connection with the solicitation by the Board of Directors of the Company (“Board”) of proxies for use at the Company’s 2011 Annual Meeting of Shareholders to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 21, 2011, at 2:00 p.m., Central Time, and at any adjournments thereof (“Meeting”), for the purposes set forth in the attached Notice of Annual Meeting and in this proxy statement.

Accompanying this proxy statement are a Notice of Annual Meeting and a form of proxy solicited by the Board for the Meeting. The Proxy Statement and Notice of Annual Meeting and the 2010 Annual Report are also available on our web site at http://www.Sensient.com/financial/annualreport_and_proxy.htm. The Annual Report to Shareholders, which also accompanies this proxy statement, contains financial statements for the three years ended December 31, 2010, and certain other information concerning the Company. The Annual Report and financial statements are neither a part of this proxy statement nor incorporated herein by reference.

Only holders of record of the Company’s Common Stock (“Common Stock”) as of the close of business on February 25, 2011, are entitled to notice of, and to vote at, the Meeting. On that date, the Company had 49,988,257 shares of Common Stock outstanding, each of which is entitled to one vote on each proposal submitted for shareholder consideration at the Meeting.

Subject to the applicable New York Stock Exchange regulations regarding discretionary voting by brokers, a proxy, in the enclosed form, which is properly executed, duly returned to the Company or its authorized representatives or agents and not revoked or which has been properly voted by telephone or by Internet according to the instructions on the enclosed proxy card and not revoked will be voted in accordance with the shareholder’s instructions contained in the proxy. If no instructions are indicated on the proxy, the shares represented thereby will be voted as follows:

—	FOR the Board’s eight nominees for director;

—

FOR approval of the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement;

—	For advisory shareholder votes concerning our executive compensation EVERY THREE YEARS;

—	FOR ratification of the Board’s appointment of Ernst & Young LLP as the Company’s independent auditors for 2011; and

—	On such other matters that may properly come before the Meeting in accordance with the best judgment of the individual proxies named in the proxy.

Brokers are not entitled to vote on the election of directors, on the approval of our executive compensation or on the interval between shareholder advisory votes concerning our executive compensation unless they receive voting instructions from the beneficial owner. If a broker does not receive voting instructions from the beneficial owner, the broker may return a proxy card with no vote on these matters, which is usually referred to as a broker non-vote. The shares subject to a broker non-vote will be counted for purposes of determining whether a quorum is present at the Meeting if the shares are represented at the Meeting by proxy from the broker. A broker non-vote will have no effect in the election of directors or with respect to the advisory shareholder votes on our executive compensation or the frequency of holding such advisory votes.

Any shareholder giving a proxy may revoke it at any time before it is exercised at the Meeting by delivering written notice thereof to the Secretary of the Company. Any shareholder attending the Meeting may vote in person whether or not the shareholder has previously filed a proxy. Presence at the Meeting by a shareholder who has signed a proxy does not in itself revoke the proxy. The shares represented by all properly executed proxies received prior to the Meeting and not revoked will be voted as directed by the shareholders.

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers or employees of the Company in person, by telephone or by telegram. The Company will use the services of D. F. King & Co., Inc., New York, New York, to aid in the solicitation of proxies. Their charges will be $8,000 plus reasonable expenses. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners.

ITEM 1.

ELECTION OF DIRECTORS

The Board of Directors currently consists of eight members who are all elected each year for one-year terms. The Board has renominated all of its current directors: Messrs. Brown, Croft, Hickey, Manning and Salmon, Dr. Clydesdale, Dr. Wedral and Ms. Whitelaw.

The Company intends that the persons named as proxies in the accompanying proxy will vote as directed or as described herein regarding the election of the Board’s eight nominees. If any nominee should become unable to serve as a director prior to the Meeting, the shares represented by proxies otherwise voted in favor of that nominee or which do not contain any instructions will be voted FOR the election of such other person as the Board may recommend, subject to the rules for broker non-votes described under “General” above.

Under Wisconsin law, unless otherwise provided in a corporation’s articles of incorporation (Sensient’s articles of incorporation do not otherwise provide), directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, assuming a quorum is present. For this purpose, “plurality” means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election. Therefore, any shares of Common Stock that are not voted on this matter at the Meeting (whether by abstention, broker non-vote or otherwise) will have no effect on the election of directors at the Meeting. Brokers do not have discretion to cast votes in the election of directors with respect to any shares for which they have not received voting directions from the beneficial owners.

Pursuant to the Company’s Bylaws, written notice of other qualifying nominations by shareholders for election to the Board must have been received by the Secretary no later than 50 days before the meeting, or March 3, 2011. As no notice of any other nominations was received, no other nominations for election to the Board of Directors may be made by shareholders at the Meeting.

Director Selection Criteria; Director Qualifications and Experience

The Company has included its criteria for selecting nominees to the Board both on its website and as an attachment to its annual meeting proxy statement for many years. Those criteria, which are periodically reviewed by the Nominating and Corporate Governance Committee, are included as Appendix A to this proxy statement. The criteria emphasize the need for independence and an absence of material conflicts of interest of all directors other than the Company’s CEO, the personal attributes the Company seeks in all directors, and the broad mix of skills and experience that the Company believes should be included among its directors to enhance both the diversity of perspectives, professional experience, education and other attributes and the overall strength of the composition of the Board. The skills and experience that the Company believes are most important for membership on the Board include a background in at least one of the following areas:

—	substantial recent business experience at the senior management level, preferably as chief executive officer;

—	a recent leadership position in the administration of a major college or university;

—	recent specialized expertise at the doctoral level in a science or discipline important to the Company’s business;

—	recent prior senior level governmental or military service; or

—	financial expertise or risk assessment, risk management or employee benefit skills or experience.

The particular skills, experience, qualifications and other attributes that the Company believes qualify each of its directors (who are also its nominees) to serve on the Board are briefly described below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES. EXCEPT FOR BROKER NON-VOTES, SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR ALL NOMINEES.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Hank Brown Age 71	Director Since 2004 Audit Committee (Chairman) Finance Committee Nominating and Corporate Governance Committee

        Mr. Brown is President Emeritus of the University of Colorado and Senior Counsel with the law firm of Brownstein, Hyatt, Farber and Scheck P.C. Mr. Brown was President of the University of Colorado from 2005 to 2008 and President of the University of Northern Colorado from 1998 to 2002, in both cases leading the institution to greater enrollment and financial support. In between his stints as president of a university, Mr. Brown served from 2002 to 2005 as President and Chief Executive Officer of the Daniels Fund, a billion dollar charitable foundation, and he continues to serve as Chairman of the Board. Mr. Brown served as a United States Senator from Colorado from 1991 to 1997 (serving on the Foreign Relations and Judiciary Committees) and five terms in the U.S. House of Representatives from 1981 to 1991 (serving on the Ways and Means and Budget Committees). Prior to that, Mr. Brown served as Vice President of Monfort of Colorado, Inc. (a public food company with international operations, later acquired by ConAgra Foods, Inc.) from 1969 to 1980. While at Monfort, Mr. Brown started and/or directed several divisions with increasing responsibilities, including Corporate Development, International Sales and Operations and the Lamb Feeding, Processing and Sales Division. Mr. Brown currently serves as a director of Sealed Air Corporation (since 1997) and Delta Petroleum Corporation (since 2007). Within the past five years he was a director of Guaranty Bancorp (from 2008 to 2010); prior to that time he was a director of several other public companies. Mr. Brown is an attorney and a certified public accountant.

        Mr. Brown earned a bachelor of science degree in accounting from the University of Colorado in 1961. Mr. Brown volunteered for the U.S. Navy earning his commission at Newport, Rhode Island and his navigator wings at Pensacola, Florida and Corpus Christi, Texas. Following his service with VR—22 and a tour in Viet Nam, Mr. Brown retired from the Navy as a Lieutenant and enrolled in law school in 1966. In 1969, Mr. Brown received his Juris Doctorate from the University of Colorado and passed the Colorado Bar Exam. Mr. Brown earned an LLM in tax from George Washington University in 1986 by attending night classes while serving in Congress. In 1988, he passed the CPA exam and is a certified public accountant (currently inactive).

        For the following reasons the Board concluded that Mr. Brown should serve as a director of Sensient in light of its business and structure, at the time it files this proxy statement. Mr. Brown’s extensive management experience in private, public and non-profit sector enterprises, including public corporations with extensive international operations in food-related businesses, provides Sensient with a broad perspective in addressing issues of governance, financial management, executive recruitment and risk management that are relevant to any large organization. Mr. Brown’s background as an attorney and CPA, and his experiences developing financial and governmental expertise, allow him to make valuable contributions to Sensient’s Audit Committee and Finance Committee and allow him to assist with the Board’s oversight of risk management and compliance matters. Further, Mr. Brown’s background in government service provides special insights into legislative and regulatory trends impacting Sensient’s business.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Dr. Fergus M. Clydesdale Age 74	Director Since 1998 Compensation and Development Committee Executive Committee Nominating and Corporate Governance Committee Scientific Advisory Committee (Chairman)

        Dr. Clydesdale has had a distinguished career as a university professor and administrator, scientific researcher and advisor to public and private agencies both in the U.S. and around the world in research, product development and scientific policy and regulation to optimize food quality, food acceptability, food safety, nutrition and overall health and quality of life. Dr. Clydesdale’s honors and accomplishments in the field of food science and nutrition are legion and too numerous to mention. Dr. Clydesdale is currently Distinguished University Professor, Department of Food Science, College of Natural Sciences, University of Massachusetts Amherst, and Director of the University of Massachusetts Food Science Policy Alliance which he founded in 2004. From 1988 to 2008 he was head of the Department of Food Science, which at the time of his retirement was ranked nationally among the top three university food science departments in research and the top department in the university in student satisfaction. In 2010 the National Research Council of the National Academies, based on the performance of the Department in the last year of Dr. Clydesdale’s tenure as its Head, ranked the Department as number one among all Food Science Departments in the United States for PhD research and education. Recently elected a Fellow of the American Institute of Nutrition, he is now a fellow of the four premier societies in the field of food science and nutrition. Dr. Clydesdale is the editor of Critical Reviews in Food Science and Nutrition, the top ranked journal in food science with a worldwide audience. He has published some 375 scientific articles and coauthored or edited 20 books, including Food Colorimetry: Theory and Applications (1975), which is still considered a leading authority in its field. In addition, Dr. Clydesdale has done extensive work related to the science and technology of formulating and measuring natural and synthetic colors in foods and emulsions and the sensory effects, benefits and interactions of food and beverage colorants and flavors. Dr. Clydesdale initiated and organized the University of Massachusetts Food Science Strategic Research Alliance, which has approximately 25 member companies including many of the major multinationals. He also chaired the Strategic Research Alliance from 1988 to 2008 along with the Strategic Policy Alliance from its inception in 2004. Dr. Clydesdale helped in the formation of a venture company (Wesfolk) at the University of Massachusetts Amherst to commercialize the scientific discoveries being made by his department. Dr. Clydesdale also has served on numerous standing and special committees of the FDA and the National Academy of Sciences focusing on food and ingredient safety, nutrition, policy and labeling (e.g., he chaired the FDA working panel that evaluated Olestra, the last food additive to gain approval, and in 2009-2010 served on an FDA committee that evaluated FDA’s Research Mission), including three terms as chair of the Food Forum of the Food and Nutrition Board of the National Academy. In 2010 he was reappointed to another three-year term on the National Academies, Institute of Medicine, Food and Nutrition Board. Dr. Clydesdale serves as Chair of the Board of Trustees of the American branch of the International Life Sciences Institute and has served on the board of the Global International Life Sciences Institute (non-profits), both of which promote scientific research to optimize food safety and health globally. He has been active worldwide speaking on the challenges and opportunities of using technology to improve food safety, nutrition and health while increasing the global food supply.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For the following reasons the Board concluded that Dr. Clydesdale should serve as a director of Sensient in light of its business and structure, at the time it files this proxy statement. Dr. Clydesdale is a globally-known expert in the science of food colors and their use in food, especially natural colors, and the effects of color on perceptions of flavor and wholesomeness, all of which are central to Sensient’s worldwide businesses and its plans for future growth. Dr. Clydesdale’s background in food science, experience with industry from the Food Science Research and Policy Alliances and service on government and university advisory committees, as well as being head of a major university department, give him unique experience in risk assessment, food safety, food processing, nutrition, national and international food and ingredient policies, labeling, and regulatory and scientific trends. Dr. Clydesdale’s university service has included chairing and serving on search committees for top university positions, including chair of the committee for dean of the school of management and serving on search committees for chancellor and provost, as well as developing metrics for promotion, tenure, and salary increases within his department. These and other university responsibilities, along with his board activities with the International Life Sciences Institute, allow him to make valuable contributions to Sensient’s Nominating and Corporate Governance Committee and Compensation and Development Committee. Dr. Clydesdale’s experience in academics and with industry and government also position him to provide valuable advice and oversight to Sensient’s Scientific Advisory Committee (which he chairs) with regard to Sensient’s product research and development activities, future scientific, product and policy trends, its marketing and labeling of both functional and health effects of natural and other ingredients, and its food safety policies and procedures.

James A.D. Croft Age 73	Director Since 1997 Audit Committee Compensation and Development Committee (Chairman) Executive Committee Scientific Advisory Committee

        Mr. Croft has extensive international and entrepreneurial experience, including having served as an executive officer, director and leader of business development at various multi-national businesses. In 1967 he became a general partner in the London-based real estate consulting firm of Richard Ellis, and was one of the senior partners in the firm until his retirement in 1998 at the time of its merger with California-based CB Commercial to become CB Richard Ellis. From 1968 through the early 1980s, Mr. Croft was Executive Chairman of Richard Ellis International—the firm’s international development arm. During this time, he travelled extensively, and led the firm’s business development and office openings throughout Europe, the United States and Latin America. He then established the firm’s international Hotels and Leisure division based in London. During his career with Richard Ellis, Mr. Croft served as a director of most of the firm’s subsidiary and associated companies throughout the world, and was also a consultant to several major international investors. By the time of Mr. Croft’s retirement, Richard Ellis had 67 offices worldwide, with around 2,000 employees and fee income of approximately US$250 million per annum. In 1993, Mr. Croft co-founded SRAB Shipping AB, where he served as a director until 1998. Mr. Croft helped take that company public in 1997 (it is quoted on the Stockholm OMX Stock Exchange) and it now owns and operates nine tanker and dry cargo vessels.

        Although he is retired from Richard Ellis and SRAB Shipping, Mr. Croft continues an active role in entrepreneurial ventures, currently serving as the Chairman and sole shareholder of Bartlodge Ltd, a property development and investment firm he founded

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

specializing in office development in the United Kingdom and residential development in Portugal.

        Mr. Croft attended the University of London where he received a bachelor’s degree in Real Estate Management, graduating as Student of the Year in 1960. He currently resides in Kent, England, is fluent in French and has a working knowledge of Spanish and Portuguese.

        For the following reasons the Board concluded that Mr. Croft should serve as a director of Sensient in light of its business and structure, at the time it files this proxy statement. More than half of Sensient’s revenues come from outside the United States, and expanding its worldwide operations is a key strategy. As a lifetime resident of the United Kingdom, Mr. Croft brings an international perspective to the challenges of creating and building businesses that span multiple countries, cultures, languages, regulatory structures and business traditions, having spent over 40 years creating, building and managing multi-national businesses that focus on the specific needs of the local market and individual customer. Mr. Croft also brings the unique skills of an entrepreneur who has developed several successful multi-national businesses, often as start-ups. This international and management experience enables him to provide unique insights regarding the management and expansion of Sensient’s international operations.

William V. Hickey Age 66	Director Since 1997 Audit Committee Executive Committee Finance Committee (Chairman) Nominating and Corporate Governance Committee (Chairman)

        Mr. Hickey serves as President (since 1996), Chief Executive Officer (since 2000) and director (since 1999) of Sealed Air Corporation, a leading global manufacturer of protective, food and specialty packaging materials and systems. Prior to becoming Chief Executive Officer in 2000, Mr. Hickey served in various executive positions at Sealed Air Corporation, including Chief Operating Officer, Executive Vice President, Chief Financial Officer and Vice President and General Manager of the Food Packaging Division and the Cellu Products Division. He was previously employed by Arthur Young, where he worked as a CPA, and also served as Chief Financial Officer of W.R. Grace and Company’s Latin American operations in the 1970s.

        Mr. Hickey serves as a director (including a member of the audit committee) of Public Service Enterprise Group Incorporated, a diversified energy company that is traded on the New York Stock Exchange and one of the ten largest electric companies in the United States. He is also a director of the National Association of Manufacturers, a Member of the American Business Conference and a Member of the Executive Board of the Northern New Jersey Council of the Boy Scouts of America.

        For the following reasons, the Board concluded that Mr. Hickey should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Mr. Hickey has considerable business, management, leadership and financial experience, including expertise directly related to the food industry. Through his service, including first as Chief Financial Officer and now as Chief Executive Officer, with Sealed Air Corporation, a large public company with extensive international operations (approximately half of its revenue is from customers outside the United States) and

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

substantial interests in food-related businesses (approximately two-thirds of its revenue), Mr. Hickey has a knowledge and expertise in serving the international food industry that is critical to Sensient’s business. Further, Mr. Hickey has been extremely successful in managing and growing businesses. During Mr. Hickey’s tenure, Sealed Air Corporation has grown its net sales from $78 million to approximately $4.24 billion, and has expanded, both domestically and internationally, through acquisitions and start-ups. In addition to his leadership and management skills, Mr. Hickey has considerable financial, auditing, risk management and corporate governance experience and is an audit committee financial expert under the SEC’s rules, all of which enable him to make valuable contributions to Sensient’s Board and various Board committees, including the Audit Committee.

Kenneth P. Manning Age 69	Director Since 1989 Executive Committee (Chairman) Scientific Advisory Committee

        Mr. Manning is Sensient’s Chairman of the Board (since 1997) and Chief Executive Officer (since 1996). Mr. Manning joined Sensient as a Group Vice President in 1987. Mr. Manning became Sensient’s Executive Vice President in 1989 and President in 1992. He has been the architect of Sensient’s numerous key strategic moves, such as increasing its presence overseas and its moves into high-performance specialty ingredients for food and beverage systems, cosmetic and pharmaceutical ingredient systems and specialty chemicals for various applications. Mr. Manning is also a director of Sealed Air Corporation (since 2002) and a former director of Badger Meter, Inc. (from 1996 to 2009), Firstar Corporation (from 1997 to 1999), Firstar Trust Company (from 1992 to 1997) and numerous other public and charitable organizations.

        Before joining Sensient, Mr. Manning served as assistant to the Chairman and CEO of W.R. Grace and Company and in other positions within W.R. Grace of increasing responsibility both domestically and overseas, including as Vice President of Operations — European Division and later as President of its Ambrosia Chocolate Division.

        Mr. Manning served as an officer on active duty in the U.S. Navy from 1963 to 1967 and retired from the U.S. Naval Reserve in 1995 with the rank of Rear Admiral. He was awarded the Legion of Merit (awarded for exceptionally meritorious conduct in the performance of outstanding services and achievements) in 1994. Mr. Manning is a member of the American Society of Mechanical Engineers and the American Chemical Society, Navy League, the United States Naval Institute, the Naval Reserve Association, and the National Maritime Historic Association. He is also a Knight of Malta.

        For the following reasons the Board concluded that Mr. Manning should serve as a director of Sensient in light of its business and structure, at the time it files this proxy statement. As Sensient’s chief executive officer, Mr. Manning is the only officer to sit on its Board and is the longest-serving director. He was and remains the leader of Sensient’s transformation into a global developer, manufacturer and marketer of advanced color, flavor and fragrance systems for the food, beverage, pharmaceutical, personal care and other industries. With over 20 years of service to the Company, Mr. Manning’s unique knowledge and understanding of its businesses makes him especially well-suited to deal with future challenges and opportunities, as Sensient strives to sustain its growth in the current economic and competitive environment. Mr Manning’s leadership and excellent business judgment are essential to Sensient’s Board.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Peter M. Salmon Age 61	Director Since 2005 Finance Committee Scientific Advisory Committee

        In 1987, Mr. Salmon founded the International Food Network, a private company with offices in New York, Florida and England that provides research, consultation and product development services for the food, beverage and nutraceutical industries, and currently serves as its sole shareholder and chief executive. Today, the International Food Network employs over 50 scientists, technologists and culinologists based across the United States and Europe. Mr. Salmon’s company primarily serves large, multinational companies, often providing product development from initial idea generation through commercialization, as well as customized scientific research. Prior to 1987, Mr. Salmon worked in various research and group management positions at several large, multinational food companies, including General Mills and General Foods, where he was involved with developing and launching several successful food and beverage products that are recognized and used domestically and around the world.

        Mr. Salmon holds master’s degrees in both food science and in marketing and finance. Among other honors, Mr. Salmon is a professional member of the Institute of Food Technologists and a member of the Institute of Packaging Professionals Consultant’s Council. His career has included extensive world-wide travel and residence in England for two years.

        For the following reasons, the Board concluded that Mr. Salmon should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Throughout his career, Mr. Salmon has combined scientific research and expertise with entrepreneurship and hands-on business management emphasizing the development and commercialization of foods and beverages, dietary supplements, nutritional additives and related packaging and food safety matters. Mr. Salmon’s insights and familiarity with the food and beverage markets, especially in North America and Europe, uniquely position him to identify emerging trends, to assist Sensient in its strategic analyses regarding emerging client needs and opportunities in these key markets, and to make valuable contributions to Sensient’s Board and Board committees, including the Finance Committee and Scientific Advisory Committee.

Dr. Elaine R. Wedral Age 66	Director Since 2006 Finance Committee Scientific Advisory Committee
Since January 2008 Dr. Wedral has served as President of the International Life Sciences Institute-North America, a nonprofit organization based in Washington D.C. that provides a forum for academic, government and industry scientists to identify important nutrition and food safety issues and work toward solutions for the benefit of the general public. Dr. Wedral is also a director of Balchem Corporation (where she is chair of the governance and nominating committee and a member of the compensation committee), which is engaged in the development, manufacture and marketing of specialty performance ingredients and products for the food, nutritional, feed, pharmaceutical and medical sterilization industries. Dr. Wedral also serves on the editorial board of Food Processing magazine and continues to work with several industry groups and universities on food science issues in an advisory capacity.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

        From 1972 to 2006, Dr. Wedral served in various capacities with the Nestle Company, including as President of Nestle R&D Center, Inc. and director of Nestle R&D Food Service Systems Worldwide from 2000 to 2006, and as President of all Nestle U.S. R&D Centers from 1988 to 1999. During her tenure with Nestle, Dr. Wedral developed the strategy and accompanying R&D program for its foodservice systems. Among other things, she was responsible for the reorganization and supervision of Nestle’s existing R&D facilities with over 700 personnel and the development, construction and management of a new state-of-the-art pet food and nutrition facility, a new beverage, confection and ice cream facility and renovation of a consolidated food and nutrition laboratory, each combining an emphasis on proprietary innovation with production efficiencies and commercialization opportunities. Dr. Wedral holds over 38 U.S. and European patents in food science, chemistry, and foodservice systems to deliver foods and beverages, most related to food flavors and colors and food fortifications (e.g., adding bioavailable iron to fortify a product without discoloring it). Dr. Wedral’s work often helped create new product categories (e.g., shelf-stable liquid coffee creamers and refrigerated pizzas) while emphasizing food safety and quality. Dr. Wedral also has experience and expertise in helping to commercialize food and beverage products and delivery systems designed for local tastes and preferences around the world.

        For the following reasons, the Board concluded that Dr. Wedral should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Dr. Wedral combines food science expertise with substantial business and personnel management and leadership experience in developing innovative and commercially successful food and beverage products. Dr. Wedral has experience in successfully building or consolidating food and beverage research facilities within budget and managing and motivating large staffs of research scientists and engineers to work collaboratively and efficiently to serve customer needs, all while emphasizing the development of proprietary products and systems that meet the highest standards of food quality and safety. These experiences and technical expertise allow Dr. Wedral to make valuable contributions to Sensient’s Board and Board committees, including the Finance Committee and Scientific Advisory Committee.

Essie Whitelaw Age 63	Director Since 1993 Compensation and Development Committee Nominating and Corporate Governance Committee

        Ms. Whitelaw served as Senior Vice President of Operations of Wisconsin Physician Services, a provider of health insurance and benefit plan administration, from 2001 until her retirement in 2009, where she was responsible for managing over 430 employees. Prior to that, Ms. Whitelaw served over 15 years in various executive positions, including as President and Chief Operating Officer (1992 to 1997) and Vice President of National Business Development, at Blue Cross Blue Shield of Wisconsin, a comprehensive health and dental insurer. Among other things, while at Blue Cross Blue Shield, Ms. Whitelaw was responsible for managing insurance risk underwriting activities, regulatory compliance and the development and implementation of appropriate sales incentive programs. Prior to its merger into another public utility in 2000, Ms. Whitelaw served on the board and on the audit, nominating and retirement plan investment committees of WICOR Corporation, a Wisconsin energy utility.

        Ms. Whitelaw is active in the local Wisconsin community. She currently serves on the Milwaukee Public Museum board of directors and the board of the Wisconsin Women’s

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Health Foundation, a non-profit organization dedicated to improving the health and lives of women and their families, through education, outreach programs and partnerships. Ms. Whitelaw’s prior board service includes Goodwill Industries, United Way of Greater Milwaukee, Blue Cross Blue Shield Foundation, Metropolitan Milwaukee Association of Commerce, Greater Milwaukee Committee and Bradley Center Sports and Entertainment Corp.

        For the following reasons the Board concluded that Ms. Whitelaw should serve as a director of Sensient in light of its business and structure, at the time it files this proxy statement. Ms. Whitelaw has significant regulatory compliance and human resources experience, including developing and implementing compensation policies and designing incentive programs for sales and customer service employees to achieve business objectives while managing risk. Ms. Whitelaw is Sensient’s longest serving independent director and the only one of its independent directors that resides in the Midwestern U.S., where Sensient’s headquarters and most of its domestic facilities are located. Sensient values Ms. Whitelaw’s involvement in civic and community activities in the local community, and her experiences with regulatory compliance, risk management and human resources allow her to make valuable contributions to Sensient’s Board and Board committees, including the Compensation and Development Committee and the Nominating and Corporate Governance Committee.

Except as noted, all nominees have held their current positions or otherwise have served in their respective positions with the listed organizations for more than five years. No director, nominee for director or executive officer had any material interest, direct or indirect, in any business transaction of the Company or any subsidiary since the beginning of 2010 nor does any director, nominee or executive officer have any material interest, direct or indirect, in any such proposed transaction, except that (1) Sealed Air Corporation, of which Mr. Hickey is President & Chief Executive Officer, purchased $133,534 and $90,649 in colors from one or more units of the Company in 2010 and 2009, respectively, and (2) during 2009 the Company hired Paul Manning, the son of Kenneth P. Manning (Sensient’s Chairman of the Board and Chief Executive Officer), and he currently serves as the President of the Color Group. See “Transactions with Related Persons” below. The Board has determined that all members of the Board, except Mr. Manning, are independent under the applicable rules of the New York Stock Exchange and the Securities and Exchange Commission (the “SEC”). See “Corporate Governance — Director Independence” below.

Corporate Governance

General

The Board is responsible for exercising the corporate powers of the Company and overseeing the management of the business and affairs of the Company, including management’s establishment and implementation of key strategic priorities and initiatives. Sensient believes that long-term, sustainable value creation and preservation is possible only through the prudent assumption and management of both risks and potential rewards, and Sensient’s Board as a whole takes a leading role in overseeing the Company’s overall risk tolerances as a part of the strategic planning process and in overseeing the Company’s management of strategic risks. The Board has delegated to the Audit Committee primary responsibility for overseeing the executives’ risk assessments and implementation of appropriate risk management policies and guidelines generally, including those related to financial reporting and regulatory compliance, provided that it has delegated to the Compensation and Development Committee primary oversight responsibility to insure that compensation programs and practices do not encourage unreasonable or excessive risk-taking and that any risks are subject to appropriate controls and it has delegated to the Finance Committee primary oversight responsibility with respect to Sensient’s capital structure and its types and amounts of insurance and with respect to foreign currency management.

Board Meetings and Meeting Attendance

The Board of Directors met six times during 2010. Each director attended at least 75% of the meetings of the Board and the Board Committees on which he or she served that were held during 2010. The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend meetings of the Board and the committees of which they are members and to attend the Annual Meeting of Shareholders. In 2010, all Board members attended the Annual Meeting of Shareholders either in person or by telephone.

Committees of the Board of Directors

Executive Committee

The Executive Committee of the Board of Directors, which currently consists of Messrs. Croft, Hickey and Manning (Chairman) and Dr. Clydesdale, did not meet in 2010. This Committee has the power and authority of the Board of Directors in directing the management of the business and affairs of the Company in the intervals between Board of Directors meetings, except to the extent limited by law, and reports its actions at regular meetings of the Board.

Audit Committee

The Audit Committee of the Board of Directors met nine times during 2010. Messrs. Brown (Chairman), Croft and Hickey are the current members of the Audit Committee. All members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange and the SEC and none of them serve on the audit committee of more than three public companies.

This Committee, among other things:

—	has sole responsibility to appoint, terminate, compensate and oversee the independent auditors of the Company and to approve any audit and permitted non-audit work by the independent auditors;

—

reviews the adequacy and appropriateness of the Company’s internal control structure and recommends improvements thereto, including management’s assessment of internal controls and the internal audit function and risk management activities in general;

—

reviews with the independent auditors their reports on the consolidated financial statements of the Company and the adequacy of the financial reporting process, including the selection of accounting policies;

—	reviews and discusses with management the Company’s practices regarding earnings press releases and the provision of financial information and earnings guidance to analysts and ratings agencies;

—

obtains and reviews an annual report of the independent auditor covering the independent auditor’s quality control, any inquiry or investigation by governmental or professional authorities within five years and independence;

—	sets hiring policies for employees or former employees of the independent auditor;

—	establishes procedures for receipt of complaints about accounting or auditing matters;

—	reviews and oversees management’s risk assessment and risk management policies and guidelines; and

—

reviews the adequacy and appropriateness of the various policies of the Company dealing with the principles governing performance of corporate activities. These policies, which are set forth in the Company’s Code of Conduct, include antitrust compliance, conflict of interest and business ethics.

The Board has adopted a written charter for the Audit Committee, which is incorporated in the Company’s Bylaws and posted on its website. The Audit Committee reviews and reassesses the adequacy of this charter at least annually. The Board has also adopted a Code of Ethics for Senior Financial Officers, as contemplated by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Board has determined that Mr. Hickey is an audit committee financial expert in accordance with SEC rules. Any changes made to the Code of Ethics, and any waivers granted thereunder, will be posted and available on the Company’s website.

Compensation and Development Committee

The current members of the Compensation and Development Committee of the Board of Directors, which held eight meetings during 2010, are Mr. Croft (Chairman), Dr. Clydesdale and Ms. Whitelaw. Each member of the Committee satisfies New York Stock Exchange independence requirements applicable to directors generally and to members of compensation committees.

Among the Committee’s responsibilities are:

—

to review and approve all compensation plans and programs (philosophy and guidelines) of the corporation and, in consultation with senior management and taking into consideration recent shareholder advisory votes and any other shareholder communications regarding executive compensation, oversee the development and implementation of the corporation’s compensation program, including salary structure, base salary, short and long-term incentive compensation plans such as restricted stock awards (including the relationships between incentive compensation and risk-taking) and nonqualified benefit plans and programs, including fringe benefit programs;

—

to review and discuss with management the policies and practices of the corporation and its subsidiaries for compensating their employees, including non-executive officers and employees, as those policies relate to risk management practices and/or risk-taking incentives;

—

to review and make recommendations to the Board with respect to all compensation arrangements and changes in the compensation of the officers appointed by the Board, including, without limitation (i) base salary, (ii) short and long-term incentive compensation plans and equity-based plans (including overseeing the administration of these plans and discharging any responsibilities imposed on the Committee by any of these plans); (iii) employment agreements, severance arrangements and change-in-control agreements/provisions, in each case as, when and if appropriate; and (iv) any special or supplemental benefits; and

—

at least annually, to review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, report the results of such evaluation to the Board and set the Chief Executive Officer’s compensation level based on this evaluation.

Sensient designs its overall compensation programs and practices, including incentive compensation for both executives and non-executive employees, in a manner intended to support its strategic priorities and initiatives to enhance long-term sustainable value without encouraging unnecessary or unreasonable risk-taking. At the same time, the Company recognizes that its goals cannot be fully achieved while avoiding all risk. Management periodically reviews Sensient’s compensation programs and practices in the context of its risk profile, together with its other risk mitigation and risk management programs, to ensure that these programs and practices work together for the long-term benefit of the Company and its shareholders. Based on its recently completed review of Sensient’s compensation programs, management does not believe that Sensient’s incentive compensation policies for non-executive employees have materially and adversely affected Sensient in the recent past, and management believes those policies are not likely to have a material adverse effect in the future. See “Compensation Discussion and Analysis” for an analysis of material compensation policies and procedures with respect to the Company’s named executive officers and “Compensation and Development Committee Report” for the Committee’s 2010 report on compensation matters.

Finance Committee

The Finance Committee of the Board of Directors, which currently consists of Messrs. Brown, Hickey (Chairman) and Salmon and Dr. Wedral, held four meetings during 2010. Among other things, this Committee reviews and monitors the Company’s financial planning and structure to ensure conformity with the Company’s requirements for growth and fiscally sound operation, and also reviews and approves:

—	the Company’s annual capital budget, long-term financing plans, borrowings, notes and credit facilities, investments and commercial and investment banking relationships;

—	existing insurance programs, foreign currency management and the stock repurchase program;

—	the financial management and administrative operation of the Company’s qualified and nonqualified benefit plans; and

—	such other matters as may from time to time be delegated to the Committee by the Board or provided in the Bylaws.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors, which currently consists of Messrs. Brown and Hickey (Chairman), Dr. Clydesdale and Ms. Whitelaw, met twice during 2010. Each member of the Committee satisfies New York Stock Exchange independence requirements.

Among other functions, this Committee:

—

studies and makes recommendations concerning the composition of the Board and its committee structure, including the Company’s Director Selection Criteria, and reviews the compensation of Board and Committee members;

—	recommends persons to be nominated by the Board for election as directors of the Company and to serve as proxies at the annual meeting of shareholders;

—	considers nominees recommended by shareholders;

—	assists the Board in its determination of the independence of each director;

—	develops corporate governance guidelines for the Company and reassesses such guidelines annually; and

—	oversees the system of corporate governance and the evaluation of the Board and management from a corporate governance standpoint.

The Committee identifies and recommends candidates it believes are qualified and suitable to serve as a director consistent with the criteria for selection of directors adopted by the Board, including promoting a variety of perspectives, professional experience, education, skills and other individual qualities and attributes on the Board as a whole. A copy of the Company’s Director Selection Criteria is attached as Appendix A to this proxy statement. Recommendations for Board candidates may be made to the Committee by the Company’s Chairman and Chief Executive Officer, other current Board members and Company shareholders. The Committee also from time to time utilizes the services of third-party search firms. Once appropriate candidates are identified, the Committee evaluates their qualifications to determine which candidate best meets the Company’s Director Selection Criteria, without regard to the source of the recommendation. Recommendations by shareholders for director nominees should be forwarded to the Secretary of the Company, who will relay such information to the Committee Chair. The recommendations should identify the proposed nominee by name, should describe every arrangement or understanding with such person, should describe whether, and if so how, the nominee would contribute to the variety of perspectives, professional experience, education, skills or other individual qualities and attributes of Sensient’s Board and should provide at least the questionnaire, nominee affirmations and other materials specified in the Bylaws, including the detailed information about the nominee that is required by SEC rules for the solicitation of proxies for election of directors. Shareholders should look to the information required pursuant to the Company’s Bylaws for shareholder nominations and to the information included in the proxy statement regarding directors and nominees as a guide to the information required. Shareholders also have the right to directly nominate a person for election as a director so long as the advance notice, nominee affirmations and informational requirements contained in the Bylaws and applicable law are satisfied. All nominees must affirm that they have truthfully completed a directors’ and officers’ questionnaire; that they are not an employee, director or affiliate of a competitor; that they will protect confidential information and serve the interests of Sensient and its shareholders collectively; and that they will comply with applicable law and Sensient’s code of conduct and other policies and guidelines. See the discussion under “Future Shareholder Proposals and Nominations” below.

Scientific Advisory Committee

The Scientific Advisory Committee of the Board of Directors, which currently consists of Drs. Clydesdale (Chairman) and Wedral and Messrs. Croft, Manning and Salmon, met twice during 2010.

Among other functions, this Committee:

—	reviews the Company’s research and development programs with respect to the quality and scope of work undertaken;

—	advises the Company on maintaining product leadership through technological innovation; and

—

reports on new technological trends and regulatory developments that would significantly affect the Company and suggests possible new emphases with respect to its research programs and new business opportunities.

Committee Charters, Codes of Conduct and Ethics, and Other Governance Documents

The Charters for the Audit, Compensation and Development, and Nominating and Corporate Governance Committees of the Company’s Board of Directors are incorporated in the Company’s Bylaws and are available on the Company’s website (www.Sensient.com). The Company is strongly committed to the highest standards of ethical conduct, and its Code of Conduct, Standards of Conduct for International Employees, Code of Ethics for Senior Financial Officers and Corporate Governance Guidelines are also posted on the Company’s website. If there are any amendments to the Code of Conduct, the Standards of Conduct, the Code of Ethics or the Corporate Governance Guidelines, or if waivers from any of them are granted for executive officers or directors, those amendments or waivers also will be posted on the Company’s website.

Board Leadership Structure; Executive Sessions of Non-Management and Independent Directors

Mr. Manning has been an officer and director of the Company for over 20 years, having served as its Chief Executive Officer since 1996 and its Chairman of the Board since 1997. His employment agreement with the Company calls for him to continue to serve the Company as its Chairman of the Board and Chief Executive Officer through January 1, 2013, and the Board believes the combination of those roles remains appropriate in light of his leadership of the Company. Mr. Manning’s employment agreement expresses a mutual intention that Mr. Manning will continue as a non-employee Chairman of the Board for two years after his retirement as an employee to assist both the Board and management during that transition.

The Company’s non-management directors, who also currently constitute the independent directors, meet at regularly scheduled executive sessions without management not less frequently than three times per year. The independent directors must meet in executive session at least once per year without any other non-management directors present. The non-management, independent directors held three executive sessions during 2010. Because the Company’s Chairman is also its Chief Executive Officer and therefore does not attend the executive sessions, the responsibility for presiding at these meetings is rotated among all independent members of the Board of Directors in alphabetical order.

This proxy statement describes our philosophy, policies and practices regarding corporate governance, risk management and executive compensation. Interested parties who wish to make their views or concerns known regarding these matters may communicate with management or with any non-management or independent directors or the Board as a whole in writing addressed to the attention of the Company Secretary. The Company’s Corporate Governance Guidelines provide that all communications to Board members will be relayed by the Company Secretary to the appropriate Board members unless the content is obviously inappropriate for Board review.

Board Role in Risk Oversight

As noted above, Sensient believes that long-term, sustainable value creation and preservation is possible only through the prudent assumption and management of both risks and potential rewards, and Sensient’s Board as a whole takes a leading role in establishing the Company’s overall risk tolerances as a part of the strategic planning process and in overseeing the Company’s management of strategic risks. The Board has delegated to the Audit Committee primary responsibility for overseeing the executives’ risk assessments and implementation of appropriate risk management policies and guidelines generally, including those related to financial reporting and regulatory compliance, provided that it has delegated to the Compensation and Development Committee primary oversight responsibility to insure that compensation programs and practices do not encourage unreasonable or excessive risk-taking and that any risks are subject to appropriate controls and it has delegated to the Finance Committee primary oversight responsibility with respect to Sensient’s capital structure and its types and amounts of insurance and with respect to foreign currency management. The Board and these committees receive periodic reports on these matters from management and the personnel in charge of the related risk management activities.

Director Independence

The Company’s Corporate Governance Guidelines provide guidelines for determining whether a director is independent from management. For a director to be considered independent, the Board must make an affirmative determination that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The guidelines contain the following specific criteria, which reflect the currently applicable SEC and New York Stock Exchange rules, to assist the Board in determining whether a director has a material relationship with the Company. A director is not considered independent if:

—	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

—

The director has received, or has an immediate family member who has received for service as an executive officer, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and pension or other non-contingent deferred compensation for prior service).

—

(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

—

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company and any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

—

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

In addition, the guidelines state that no director shall be independent unless he or she shall meet the requirements for independence under applicable securities laws. For purposes of determining independence, the “Company” includes any parent or subsidiary in a consolidated group with the Company.

Based on these criteria, the Board has affirmatively determined that Messrs. Brown, Croft, Hickey and Salmon, Drs. Clydesdale and Wedral and Ms. Whitelaw (who constitute all of the members of the Board except Mr. Manning) are independent under the applicable rules of the New York Stock Exchange and the SEC and the Company’s independence criteria. In making this determination, the Board reviewed information provided by each of the directors to the Company. None of the directors identified as independent had any material relationship with the Company or its senior executive officers.

The Company has no relationships with any of the independent directors (other than as a director and a shareholder), except that Sealed Air Corporation, of which Mr. Hickey is President & Chief Executive Officer, purchased $133,534 and $90,649 in colors from one or more units of the Company in 2010 and 2009, respectively. The Board determined that this relationship did not impair Mr. Hickey’s independence.

Director Compensation and Benefits

Directors who are not employees of the Company are entitled to receive an annual retainer of $40,000 and fees of $1,500 for each Board and Committee meeting attended in addition to reimbursable expenses for such attendance. Each Committee chairperson is entitled to receive an additional $8,000 annually for serving in that capacity, except that the chairperson of the Audit Committee is instead entitled to receive $12,000 annually for serving in that capacity.

The Company has an unfunded retirement plan for non-employee directors who have completed at least one year of service with the Company as a director. The plan provides a benefit equal to the annual retainer for directors in effect at the time of the director’s departure from the Board. This benefit, payable only during the lifetime of the participant, continues for a period equal to the amount of time the individual was an active director. During the benefit period, the participant must be available to the Chairman of the Board for consultation.

The Company has a Directors’ Deferred Compensation Plan available to any director who is entitled to compensation as a Board member. Under this plan, the maximum amount that is eligible to be deferred is the total of all fees paid to the director by reason of his or her membership on the Board or any Committee thereof. The plan provides that directors may defer all or part of their director fees and the deferral may be in cash or Common Stock. The fees deferred in cash are credited to individual deferred compensation accounts which bear interest at the rate of 8.0% per annum. The amounts deferred pursuant to this plan will be paid either: (i) in a lump sum on January 31st of the calendar year following the year in which the director ceases to be a director or on January 31st of any year thereafter; or (ii) in five equal consecutive annual installments commencing on January 31st of the first calendar year after the director ceases to serve as a director. In the event of death, the balance in a director’s account will be paid in a lump sum to a designated beneficiary or to the director’s estate.

The Company has a Director Stock Plan for any director who is not an employee of the Company. This plan provides for an annual grant of 1,500 shares of the Company’s common stock to each non-employee director on the Annual Meeting date. The shares vest in increments of one-third of the total grant on each of the first, second and third anniversaries of the date of grant.

Set forth below is a summary of the compensation paid to each non-employee director in fiscal 2010:

2010 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
H. Brown	$86,500	$47,505	$51,000	$—	$185,005
Dr. F. M. Clydesdale	78,000	47,505	53,000	—	178,505
J. A. D. Croft	87,000	47,505	56,000	—	190,505
W. V. Hickey	89,000	47,505	70,000	—	206,505
P. M. Salmon	61,000	47,505	55,694	—	164,199
Dr. E. R. Wedral	61,000	47,505	48,000	—	156,505
E. Whitelaw	67,000	47,505	83,000	—	197,505

(1)	Includes annual retainer, meeting attendance and chairmanship fees.

(2)	The amounts in the table reflect the grant date fair value of stock awards to the named director in 2010. Accounting Standards Codification 718 requires recognition of compensation expense over the vesting period (or until retirement age) for stock options and other stock-related awards granted to Sensient employees and directors based on the estimated fair value of the equity awards at the time of grant. The assumptions used to determine the valuation of the awards are discussed in note 5 to Sensient’s consolidated financial statements. The 2010 restricted stock awards to directors were made on April 22, 2010. The grant date fair value of the 2010 restricted stock award to each director was $31.67 per share.

(3)	The shares of restricted stock awarded to directors vest in increments of one-third of the total grant on each of the first, second, and third anniversaries of the date of grant.

(4)	Each non-employee director had the following equity awards outstanding as of the end of fiscal 2010:

Name	Option Awards	Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Shares of Stock That Have Not Vested (#)
H. Brown	10,000	2,666
Dr. F. M. Clydesdale	14,000	2,666
J. A. D. Croft	6,000	2,666
W. V. Hickey	14,000	2,666
P. M. Salmon	6,000	2,666
Dr. E. R. Wedral	6,000	2,666
E. Whitelaw	667	2,666

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee of the Board of Directors (the “Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2010, the Committee met nine times. The Committee discussed the financial information contained in each quarterly earnings announcement and in each of the Company’s Forms 10-Q and 10-K with the Company’s Senior Vice President and Chief Financial Officer, its Vice President, Controller and Chief Accounting Officer and its independent auditors prior to release of the earnings announcement and prior to filing the Company’s Forms 10-Q and 10-K with the Securities and Exchange Commission, respectively. During each fiscal quarter of 2010, the procedures undertaken in connection with the Chief Executive Officer and Chief Financial Officer certifications for Forms 10-Q and 10-K were reviewed, including the Company’s disclosure controls and procedures and internal controls.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence and information required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence and discussed with the auditors any relationships that may impact their objectivity and independence. The Committee has also considered whether the provision of any non-audit services by the auditors is compatible with maintaining the auditors’ independence. The Committee is satisfied as to the auditors’ independence. The Committee also discussed with management, the Company’s Director, Internal Audit and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed the audit plans, audit scopes and identification of audit risks with both the independent auditor and the Director, Internal Audit.

The Committee discussed and reviewed with the independent auditors all communications required by the Public Company Accounting Oversight Board, including those described in Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance” and SEC Regulation S-X, Rule 2-07, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations and met separately with the Company’s Director, Internal Audit.

Audit Fees

During the years ended December 31, 2010 and 2009, aggregate fees (including expenses) for the annual audit of the Company’s financial statements were approximately $2,569,000 and $2,410,000, respectively. Audit fees include fees for the audit of the Company’s consolidated financial statements, fees for statutory audits of foreign entities, fees for quarterly review services and fees related to the Company’s SEC filings.

Audit-Related Fees

During the years ended December 31, 2010 and 2009, aggregate fees (including expenses) for audit-related services provided by the independent auditors were approximately $55,000 and $70,000, respectively. Audit-related fees include fees for audits of the Company’s employee benefit plans and non-audit related accounting consultations.

Tax Fees

During the years ended December 31, 2010 and 2009, aggregate fees (including expenses) for tax services provided by the independent auditors were approximately $821,000 and $851,400, respectively. Tax services include tax compliance, tax advice and tax planning.

All Other Fees

No other fees were paid to the Company’s auditors in 2010 or 2009.

All of the services described above were approved by the Audit Committee. At its February 2011 meeting, the Committee reviewed and approved resolutions continuing the Company’s Audit Committee Pre-Approval Policy for a new twelve-month period. This policy provides that the Committee is required to pre-approve all audit and non-audit services performed by the independent auditor and specifies certain audit, audit-related and tax services that have general pre-approval for the next twelve months, subject to specified dollar limits. The policy also provides that any services by the independent auditor not generally pre-approved or above the specified dollar limits must be submitted for pre-approval by the Audit Committee. Pursuant to the resolutions and the policy, the Chairman of the Audit Committee has the authority to grant pre-approval when necessary, provided that such pre-approval is reported to the Committee at its next meeting.

The Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2010, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the review and discussions with management and the independent auditors described above, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC. As further discussed in Item 4, “Ratification of Appointment of Independent Auditors,” the Committee has appointed Ernst & Young LLP, subject to shareholder approval, to be the independent auditors for 2011 and the Board recommended that the shareholders ratify that appointment.

Date: February 3, 2011

Hank Brown,
Chairman

James A.D. Croft
William V. Hickey

PRINCIPAL SHAREHOLDERS

Management

The following table sets forth certain information as of February 25, 2011, regarding the beneficial ownership of Common Stock by each of the executive officers of the Company who is named in the Summary Compensation Table below (“named executive officers”), each director and nominee of the Company, and all of the directors and executive officers of the Company as a group. Except as otherwise indicated, all shares listed are owned with sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership and Percent of Class (1)(2)(3)(4)
Hank Brown	23,075
Dr. Fergus M. Clydesdale	25,685
James A.D. Croft	27,246
John L. Hammond	87,748
William V. Hickey	31,245
Richard F. Hobbs	149,722
Kenneth P. Manning	209,098
Douglas S. Pepper	47,410
Stephen J. Rolfs	131,431
Peter M. Salmon	12,227
Dr. Elaine R. Wedral	11,227
Essie Whitelaw	11,405
All directors and executive officers as a group (20 persons)	944,949

(1)	No director or named executive officer beneficially owns 1% or more of the Company’s Common Stock. The beneficial ownership of all directors and executive officers as a group represents 1.9% of the Company’s Common Stock. In each case this percentage is based upon the assumed exercise of that number of options which are included in the total number of shares shown (see Note (2), below).

(2)	Includes the following shares subject to deferred stock rights or stock options which are currently exercisable or exercisable within 60 days of February 25, 2011: Mr. Brown—9,333 shares; Dr. Clydesdale—13,333 shares; Mr. Croft—5,333 shares; Mr. Hickey—13,333 shares; Mr. Hobbs—9,250 shares; Mr. Pepper—1,500 shares; Mr. Rolfs—59,125 shares; Mr. Salmon—5,333 shares; Dr. Wedral—5,333 shares; and all directors and executive officers as a group—182,998 shares.

(3)	Includes 3,700 shares held by Mr. Brown’s wife, 1,500 shares held by Mr. Croft’s wife and 2,000 shares held by Mr. Manning’s wife.

(4)	Shares owned through Sensient’s Savings Plan stock fund and Sensient’s ESOP are held on a unitized basis. The numbers of shares held through these plans have been estimated based on the closing stock price of $33.50 on February 25, 2011.

Other Beneficial Owners

The following table sets forth information regarding beneficial ownership by those persons whom the Company believes to be beneficial owners of more than 5% of the Common Stock of the Company as of February 25, 2011 (except as indicated in the footnotes), based solely on review of filings made with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Ownership	Percent of Class (1)
BlackRock, Inc. (2)	4,591,339	9.2%

(1)	All percentages are based on 49,988,257 shares of Common Stock outstanding as of February 25, 2011.

(2)	BlackRock, Inc. filed Amendment No. 1 to Schedule 13G dated January 21, 2011, with respect to itself and certain subsidiaries. BlackRock’s address is 40 East 52nd Street, New York, New York. Its Amendment No. 1 to Schedule 13G reported that as of December 31, 2010, they held sole power to vote and sole dispositive power with respect to 4,591,339 shares of Common Stock. It stated that all of the shares are held in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

The duties and responsibilities of the Compensation and Development Committee of the Board of Directors (the “Compensation Committee”) are set forth in a written charter adopted by the Board, as set forth in the Company’s Bylaws and on the Company’s website at www.Sensient.com. The Compensation Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

As part of the exercise of its duties, the Compensation Committee has reviewed and discussed the following “Compensation Discussion and Analysis” contained in this proxy statement with management. Based upon that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s annual report to shareholders on Form 10-K and included in this proxy statement.

James A.D. Croft, Chairman

Dr. Fergus M. Clydesdale

Essie Whitelaw

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Recent Changes to Executive Compensation Program

The pages below discuss the material elements of Sensient’s compensation program for its executive officers. The following points may assist you in reviewing these disclosures and in understanding the Company’s executive compensation decisions for 2008, 2009 and 2010 and its ongoing compensation program for 2011 and future years.

Sensient’s Management and Compensation Philosophy Demands and Rewards Excellence.    Sensient’s management and compensation philosophy demands excellence from each of its executive officers and from the management team as a whole. We believe in lean staffing and strong accountability as the way to optimize performance. Sensient recognizes that some aspects of the Company’s financial performance are tied to macro-economic factors that are beyond management’s control. Sensient’s officers are still expected and required to manage risks and to optimize Sensient’s performance on the key matters that are within management’s influence or control. Correspondingly, our compensation system is intended to provide substantial rewards when excellent performance is achieved, both based on annual goals and through long-term equity ownership. This philosophy and commitment are the key drivers of our compensation decisions. Sensient’s Compensation Committee reviews Sensient’s compensation practices and compensation levels and compares them to peer company data in order to assure that the Company’s pay practices are being applied in a reasonable manner. The Compensation Committee also uses these comparisons to ensure that pay practices at the Company are competitive for purposes of attracting, motivating and retaining high caliber key management personnel.

Compensation for 2008, 2009 and 2010 Was Tied to Strong Company Financial Performance.    Sensient’s compensation philosophy and design emphasizes a commitment to “pay for performance.” Sensient’s businesses performed very well during the past three years, especially 2010, despite continuing challenges in the global economy, and these results have impacted our executive compensation during that period.

Consolidated revenue, cash flow, operating income, net income and earnings per share all reached record levels in 2010. Sensient’s total debt has been reduced by over $78 million and $157 million, respectively, over the past one-year and three-year periods, and its debt and annual interest expense are now at 12 year lows. These results have allowed Sensient to initiate major investments in important growth areas of the Company’s operations such as pharmaceutical coatings, natural colors and natural flavor extracts. In January 2011, Sensient announced an increase of its annual dividend to $0.84 per share, up 40% over the last five years.

Sensient’s stock price performed well during 2010. Sensient stock has generated a total return to shareholders, including dividends, of 43.4% over the last year. As illustrated in the following graph, the Company’s stock has generated an attractive return to shareholders when compared to the relevant equity indexes. Sensient’s compensation awards for 2010 reflect the Company’s excellent performance in 2010. Although Company management believes that stock price performance should not be the only factor considered in evaluating Company performance, it recognizes that strong financial results can often translate into attractive shareholder returns. Sensient’s compensation program is intentionally designed to link executive and shareholder interests through equity-based compensation arrangements and to recognize individual contributions toward the achievement of corporate goals and objectives. As a result, a substantial portion of Sensient executives’ compensation reflects the performance of Sensient’s stock.

Improvements to Sensient’s Compensation Design for Recent and Future Years.    Sensient combines a consistent approach to its overall compensation design and philosophy with a record of and commitment to ongoing review of our compensation policies and practices, revising them when appropriate in light of market conditions, economic and tax developments, and emerging best practices. In recent years we changed from awarding stock options to relying instead on awards of restricted stock that ordinarily vest after five years. In 2007 we stopped including tax gross-ups in our restricted stock awards and in 2010 we stopped including tax gross-ups in any new executive change of control agreements (although the Company will comply with its tax gross-up obligations under outstanding awards and agreements) and modified existing change of control agreements to require payments only after both (1) a “change of control” and (2) either (a) a termination of employment by the Company other than for “cause” or disability or (b) a termination by the executive for “good reason,” as those terms are defined in the agreements. During 2010 Sensient completed a review of the incentive provisions of its non-executive compensation programs to ensure that they are appropriately aligned with Sensient’s overall strategic goals and objectives and do not encourage unreasonable or excessive risk-taking. Sensient also adopted a policy explicitly prohibiting our directors and officers from hedging their investments in Sensient stock. The awards made in 2010 under the Company’s annual cash incentive plan for 2011 include increased earnings per share targets and also include targets for improved cash flow and return on invested capital as well as targets for gross profit as a percentage of revenue and for selling, general and administrative expenses as a percentage of revenue. See pages 31 and 39. The Company believes that these changes in and ongoing review of its compensation program further the goal of aligning the interests of Sensient and its shareholders with the incentives of its executives and other employees in a way that aligns payment with performance. At the same time, Sensient’s consistent pay-for-performance philosophy and its well defined performance goals enable it to attract and retain the best possible executive and employee talent without creating incentives for the executives and other employees to take unnecessary and excessive risks that could threaten Sensient’s long-term value.

Some Tax-Management Decisions Affected Reported Compensation.    The Compensation and Development Committee of the Board of Directors (the “Compensation Committee” or the “Committee”) focuses on developing performance goals and approving compensation with respect to each executive’s service in a particular year. During 2010 we made some adjustments to our restricted stock arrangements to plan for certain tax events that our executives will face and to reduce the chance that these tax events might cause an executive to retire earlier than would otherwise be desired. Since restricted stock awards granted over a number of years were certain to become taxable when Messrs. Hammond and Hobbs reach age 65 in 2011 and 2012, respectively, creating incentives for them to retire before possible increases in federal and state income tax rates (which is earlier than they or the Company would prefer), Sensient accelerated the vesting of the already expensed portion of these restricted stock awards into 2010. These restricted stock changes do not increase the amount or accelerate the timing of Sensient’s expenses with respect to these awards, but they do increase the compensation reported by the individuals for 2010. The accelerated vesting will likely result in lower total after-tax expense to Sensient than had the restricted stock vested according to the original vesting schedule.

Sensient’s Executive Compensation Program Emphasizes Long-Term Equity and Annual Incentive Awards.    Sensient believes it is important to achieve both its annual goals and its long-term strategic objectives. Sensient’s compensation program for senior executive officers emphasizes long-term equity awards and annual incentive compensation rather than base salaries because the Company believes that restricted stock awards and its incentive performance targets help to align the executives’ financial interests with the long-term financial interests of the Company and its shareholders. For example, the aggregate base salaries of Sensient’s named executive officers for 2010 represented only about 20% of their total cash and incentive compensation (including restricted stock awards) for the year. Sensient believes that its annual cash incentive awards create a strong tie between pay and performance. Sensient also believes that its long-term restricted stock awards are an effective way to retain executives and to link their ultimate financial rewards to the long-term success of the Company. Even when the restrictions on equity awards have lapsed, officers and employees are generally required to hold all of their Sensient stock throughout their employment, and are permitted to sell Sensient stock only (a) in connection with the exercise of an expiring stock option, (b) pursuant to pre-approved Rule 10b5-1 plans covering diversification sales of specific shares owned by executives nearing retirement age and (c) sales of up to 50% of shares upon vesting of restricted stock to cover associated tax liabilities. As a result, the portion of an executive’s net worth invested in Sensient stock generally increases throughout the executive’s career, creating a strong alignment with the interests of Sensient’s shareholders.

The Compensation Committee

The Compensation Committee is composed entirely of independent, non-employee directors, as determined using New York Stock Exchange listing standards both for directors generally and for compensation committee members. The Committee oversees Sensient’s executive compensation programs and monitors incentives for risk-taking from compensation programs for all employees. See “Committees of the Board of Directors—Compensation and Development Committee” above for a description of the Committee’s responsibilities. This discussion and analysis is designed to assist your understanding of Sensient’s compensation objectives and philosophy, the Compensation Committee’s practices, and the elements of compensation for the named executive officers.

Compensation Objectives and Philosophy

Sensient’s compensation program is designed:

—	to demand and reward excellence from each of its executive officers and from the management team as a whole;

—

to align Sensient’s interests with the interests of executives and other employees through compensation programs that recognize individual contributions toward the achievement of corporate goals and objectives without encouraging unnecessary or unreasonable risks;

—	to further link executive and shareholder interests through equity-based compensation arrangements;

—	to recognize and reward excellence in an executive’s performance in the furtherance of Sensient’s goals and objectives without undertaking unnecessary or excessive risk; and

—	to attract and retain high caliber executive and employee talent.

The Committee determines specific compensation levels for Sensient’s executive officers based on several factors, including:

—	achievement of specific financial targets without taking unnecessary or excessive risks;

—	each executive officer’s role and his or her experience and tenure in the position and with the Company;

—	the total salary and other compensation for the executive officer during the prior fiscal year; and

—	how the executive officer may contribute to Sensient’s future success.

The Committee intends that Sensient’s compensation programs both help the Company to attract and retain key executives and other employees and give the executive officers and other employees appropriate and meaningful incentives to achieve superior corporate and individual performance without undertaking unnecessary or excessive risks.

The Committee determines the amounts and mixture of compensation for Sensient’s executives based on the compensation design and other factors described above, including the philosophy of demanding and rewarding excellence. Although Sensient does not directly target its compensation levels based on data from peer companies, it does review its compensation awards compared to compensation levels for comparable positions at Sensient’s peer group of companies combined with published survey data, adjusted as described below (together, the “Comparable Company Data”), using regression analysis for the survey data because of differences in size between the comparable companies and the Company. This review is performed to ensure that Sensient’s compensation programs are reasonably applied and also to ensure that they are competitive for purposes of attracting and retaining key executives. Each material element of compensation is discussed further below.

The executive compensation program reflects a “pay-for-performance” philosophy, tying a significant portion of executive compensation to the Company’s success in meeting specified financial goals and objectives. The Committee also considers other compensation and amounts payable to executive officers, including retirement compensation and potential payments in a situation involving a change of control of the Company. Retirement compensation is intended both to recognize, over the long term, services rendered to the Company as well as the practice that employers provide employees with retirement benefits. The supplemental retirement arrangements adopted by the Company also reflect a decision that limitations on covered compensation and potential benefits which would apply under the Internal Revenue Code generally ought not limit the retirement benefits that would otherwise apply to the Company’s most highly compensated employees and that our executive officers should have protections regarding increases in interest rates and individual income tax rates in order to avoid incentives for earlier retirement.

The Committee also recognizes that situations involving a potential change in control of a company can be very disruptive to all of its employees, including executive officers, because a change of control could affect the employees’ job security, authority or compensation. To help address the inherent potential conflict of interest between executive officers’ personal interests and other interests of the Company and its shareholders, since 1988 we have provided key decision-making officers with agreements that will help mitigate their concerns about such personal matters in the case of a change in control and thereby assure that management provides guidance to the board and shareholders that is divorced from such concerns. Change of control agreements can also help insure that the management team stays intact before, during and after a change of control, thereby protecting the interests of not only the target company’s shareholders but also those of any acquirer. The Committee continues to believe these change of control agreements remain important to the Company and therefore has continued them, although in 2010 we revised them to remove the right for the executive to receive specified benefits in the event that he or she chooses to leave the Company during the 13th month following a change of control. We also changed our policy so that change of control agreements entered into during 2010 and thereafter did not and will not include excise tax gross-up payments in connection with a change of control, although we will continue to honor tax gross-up promises in contracts we entered in prior years.

Finally, as with all companies, the Company provides various other benefits to its employees, including its executive officers. Many of these benefits, such as health insurance, are provided on the same basis to all salaried employees. In many respects, the types and amounts of those benefits have historically been driven by reference to the Company’s past practices. The Committee regularly reviews these and other benefits, including special benefits or “perks,” for executive officers.

Compensation Committee Practices

Each year the Committee conducts a review of the Company’s executive compensation program. As required by Section 14A of the Securities Exchange Act, the Company will obtain a formal shareholder advisory vote regarding executive compensation at the 2011 annual meeting of shareholders and periodically thereafter, and will also periodically obtain a separate shareholder advisory (nonbinding) vote regarding the frequency of the compensation votes. In future years the Committee will consider the results of the most recent shareholder advisory vote (and earlier advisory votes, if material) and other shareholder communications regarding executive compensation in determining compensation policies and decisions, and we will describe in future proxy statements how that consideration has affected the Company’s compensation decisions and policies. We will also disclose the current scheduled frequency of shareholder advisory votes and when the next vote is scheduled to occur.

Generally, the Committee begins its consideration of annual cash and long-term incentive compensation at its Fall meeting to preliminarily discuss related considerations and to receive and begin review of the Comparable Company Data discussed above. Final determinations of salaries, annual incentives and long-term incentive compensation awards are made at the Committee’s meeting in connection with the Board’s regular meeting in December. Generally, salary changes become effective on January 1 of the following year. Restricted stock awards are granted effective as of the December meeting date. Sensient did not grant stock options to its executive officers in recent years (relying instead on awards of restricted stock) and expects to continue that practice in the future.

As part of its annual review of the Company’s executive compensation program, the Committee retains a consultant who, among other things, prepares a report comparing Sensient’s executive compensation to the Comparable Company Data. The Comparable Company Data ordinarily includes information that is from the year prior to the date of the analysis.

Establishing an appropriate peer group for the Company has been challenging because Sensient has few direct competitors of similar size that are publicly traded in the United States. The colors and flavors and fragrances industries are highly fragmented geographically and are diversified among product lines. In light of these challenges, Sensient has determined the appropriate peer group by considering:

—	companies of comparable size (based primarily on revenues and secondarily on market capitalization);

—	companies with which it competes for business (primarily in the specialty chemicals industry);

—	companies with significant international operations; and

—	companies with generally consistent, strong financial performance.

The peer group is reviewed annually and companies are added or removed as circumstances warrant.

The Comparable Company Data that was considered in 2007 in making compensation decisions regarding the 2008 base salaries and the 2008 annual incentive plan awards was prepared by Watson Wyatt Worldwide (since merged with Towers International, “Towers Watson”) based in part on published survey data covering approximately 130 companies. The Comparable Company Data that was considered in making 2008 compensation determinations also included an analysis of the proxy statements of the following 11 public companies:

Albemarle Corporation	International Flavors & Fragrances Inc.	Minerals Technologies Inc.	Stepan Company

Arch Chemicals, Inc.	MacDermid, Incorporated	OMNOVA Solutions Inc.	Terra Industries Inc.

H.B. Fuller Company	McCormick & Company, Incorporated	Sigma-Aldrich Corporation

The Comparable Company Data included in the 2008 analysis that was considered by the Compensation Committee in making decisions for 2008 restricted stock awards, 2009 base salaries and 2009 annual incentive plan awards was based in part on published survey data of a broad group of public and private companies and in part on an analysis of the proxy statements of a modified peer group of 16 public companies, including eight of the companies that had been included in the prior year. The peer group of 16 public companies included in the 2008 analysis of proxy statement disclosures were:

Aceto Corporation	Cabot Corporation	International Flavors & Fragrances Inc.	Penford Corporation

Albemarle Corporation	Cambrex Corporation	McCormick & Company, Incorporated	Polyone Corporation

Alberto-Culver Company	FMC Corporation	Minerals Technologies Inc.	Sigma-Aldrich Corporation

Arch Chemicals, Inc.	H.B. Fuller Company	Nu Skin Enterprises, Inc.	Stepan Company

For Compensation Committee decisions in 2009 relating to 2009 restricted stock awards, 2010 base salaries and 2010 annual incentive plan awards, the public company peer group included all of the companies included for the prior year plus three additional public companies (Church & Dwight, Inc., A Schulman Inc. and Elizabeth Arden Inc.) that Sensient believed to be good comparators. Data regarding the same group of 19 public companies was considered when making Compensation Committee decisions in 2010 relating to 2010 restricted stock awards, 2011 base salaries and 2011 annual incentive plan awards.

The Compensation Committee has the sole authority to retain and terminate a compensation consulting firm to assist it by compiling the Comparable Company Data and has the sole authority to approve the consultant’s fees and other retention terms. The Company has also used Towers Watson for certain other services. The compensation to Towers Watson for other services for 2010 did not exceed $120,000. As part of the process to retain Towers Watson, the Committee determined that the other services provided to Sensient and its affiliates by Towers Watson did not adversely affect their independence and advice. The Company’s Vice President, Administration customarily assists the Committee in its determinations by helping compile and organize information, arranging meetings and acting as Company support for the Committee’s work. He also serves as the Committee’s officer contact but has no decision-making authority on the Committee. In reviewing the performance and establishing the compensation levels of other elected officers, the Committee takes into account the recommendations of Mr. Manning as Chief Executive Officer.

Cash and Incentive Compensation

The cash and incentive compensation for Sensient’s executive officers each year include:

—	Base salary;

—	Annual incentive plan bonuses; and

—	Equity awards.

Sensient’s Chief Executive officer typically receives a higher salary, a higher potential bonus and larger equity awards than our other executive officers, which is typical of companies included in the Comparable Company Data. We believe this is appropriate in light of his experience, responsibilities and overall role in the Company. We discuss the specific methods used to determine compensation for Mr. Manning in the section entitled “Compensation for Mr. Manning.”

Base Salary

As with most companies, base salary is one of the key elements in attracting and retaining Sensient’s key officers. When determining the amount of base salary for a particular executive, the Committee considers prior salary (and the proposed percentage change in salary), job responsibilities and changes in job responsibilities, individual experience, demonstrated leadership, performance potential, Company and individual performance, retention considerations, years of service at Sensient, years in the officer’s current position and market data regarding salary changes for similar positions. These factors ordinarily are not weighed or ranked in any particular way.

For 2010, the Committee began with market data indicating that base salaries of executives at similar companies were generally expected to increase from 2009 levels by approximately 3.0%, and then determined actual base salaries for Sensient’s executives after considering management’s recommendations, adjustments necessary to bring certain executives closer to the average salaries in the Comparable Company Data and also to adjust for pending increases in state income tax rates. The Company believes that the unique skills and qualifications of its executive officers are vital to the ongoing growth and success of the Company. The annual salary increase given to the named executive officers at the beginning of 2010 was between 3.8% and 5%. Because Mr. Pepper was promoted to the position of President in July of 2010, he was awarded an additional salary adjustment of 12% at that time in recognition of his increased responsibilities.

Annual Incentive Plan Bonuses

Sensient maintains annual incentive plans for its elected officers. The annual incentive compensation is intended to provide incentives based upon achieving overall Company or group financial goals and to place a significant part of each elected officer’s total compensation at risk depending upon achievement of those goals. The annual bonuses are subject to a target level of earnings per share, with bonuses for the executive officers in the range of 50% to 85% of annual base salary (depending on the officer’s position in the Company) paid if the target level is achieved. Performance in excess of the targeted level allows for an increased award, but awards are capped at 200% of the bonus at the targeted level. Performance below the targeted level can result in a reduced award, or no award at all if the minimum threshold level is not achieved. The plan may provide additional bonus opportunities based on achievement of other objective financial goals, but the aggregate incentive compensation is capped at 200% of the targeted bonus. The particular targets and financial goals used are those which the Committee believes reflect or are important to achieve increased shareholder value over the long term without undertaking unnecessary or excessive risks. The Committee generally sets target bonus award levels that it believes keep Sensient’s levels at least competitive with its industry and provide meaningful incentives for superior performance. The Committee has discretion to reduce any award by up to 20% if the Committee determines a reduction to be appropriate, such as if the Committee determines that the executive caused the Company to take unreasonable or unnecessary risks.

The Company’s objective is to set incentive goals that are quantitative and measurable and that represent meaningful improvement from the prior year while still being capable of achievement at the “target” level. Sensient’s primary reliance is on earnings per share. In recent years the Company also has established supplemental targets based on improvements in cash flow, return on invested capital, expense levels and net working capital (for 2008) or gross profit as a percentage of revenue (for 2009 and 2010), subject to an overall maximum on the aggregate incentive compensation awarded. For some officers the Company also used a measure of group operating profit. See page 39 for a detailed description of the current targets. Each of these targets is an objective measure that Sensient believes is widely accepted by investors generally. After the end of the year, the Company compares Sensient’s actual annual performance against the goals for each of the performance measures to determine the amount it pays the executive officers under the annual incentive plan applicable for the year, subject to Committee discretion to reduce the awards as described above. For example, the Chief Executive Officer can earn an incentive payment equal to 85% of base salary under the annual incentive plan applicable to him if “target” performance is achieved for the earnings per share performance measure during the fiscal year, with performance in excess of the targeted level allowing for a payment of up to double that amount, subject to the limits in the plan. The other named executive officers currently would earn 65% of their base salaries in the case of “target” earnings per share performance. The supplemental targets provide other bases upon which the executives can earn awards, subject to an overall maximum for each executive equal to 200% of his “target” bonus based on earnings per share. The Committee determined that these levels of annual incentive bonuses were appropriate based on the Comparable Company Data. The target percentage payout may vary from year to year. The amount Sensient pays will increase or decrease in accordance with performance against its performance measures.

For awards made in 2009 to be based on performance during 2010, amounts paid under the bonus plan were based on the performance goals and specific targets described in the table below for Sensient as a consolidated whole, subject to adjustment for extraordinary items as provided in the plan. Because the consolidated earnings per share for 2010 exceeded the goal permitting the “maximum” award for these executives, achievement of certain of the other performance goals did not affect their actual awards for 2010.

Performance Goal	2010 Target	2010 Actual Results (1)	Percentage of Target Bonus Earned
Consolidated earnings per share	$2.00 per share (target); $2.10 per share for maximum award	$2.15	200%

Selling, general and administrative expense as a percentage of revenue	17.5% or lower	17.7%	0%

Cash flow	$145.3 million or higher	$163.9 million	15%

Return on invested capital	8.7% or greater	9.2%	15%

Gross profit as a percentage of revenue	30.9% or greater	30.7%	0%

(1)	The Annual Plans provide that in comparing actual performance against the targeted Performance Goals, the Compensation Committee may exclude from or include in the comparison any extraordinary gains, losses, charges or credits as it deems appropriate, provided the exclusion does not cause the award to fail to constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The exclusions made pursuant to this provision for 2010 were the exclusion of $.02 per share from consolidated earnings per share and an increase of 0.1% to the selling, general and administrative expense as a percentage of revenue. These items related to the recovery of insurance proceeds to cover expense from an environmental settlement. In addition, cash flow was increased by $8.2 million for 2010 payments made related to the environmental settlement, net of insurance proceeds received.

For comparison purposes, and to illustrate how annual incentive levels vary with performance, the table below contains the prior year annual incentives which were awarded in 2008 and paid based on actual performance in 2009.

Performance Goal	2009 Target	2009 Actual Results (1)	Percentage of Target Bonus Earned
Consolidated earnings per share	$1.90 per share (target); $2.00 per share for maximum award	$1.92	120%

Selling, general and administrative expense as a percentage of revenue	17.3% or lower	17.5%	0%

Cash flow	$91.3 million or higher	$138.3 million	15%

Return on invested capital	8.8% or greater	8.4%	0%

Gross profit as a percentage of revenue	30.6% or greater	30.7%	15%

(1)	The only exclusion made for the 2009 results was for expenses related to the settlement of environmental claims.

For 2010, none of the named executive officers received incentive compensation opportunities based on the performance of specific business units of the Company rather than on the performance of the Company as a whole.

Equity Awards

In recent years, Sensient has provided equity incentive compensation to its executive officers primarily through the Company’s 1998 and 2002 Stock Option Plans and the 2007 Restricted Stock Plan (collectively, the “Plans”). The Committee believes that including a significant level of equity-based awards helps align the financial interests of management with those of Sensient’s shareholders since the ultimate value of equity-based awards is tied to the value of Sensient’s stock and these awards provide executives with a further equity stake in the Company.

In 2008, 2009 and 2010, Sensient’s long-term incentive compensation for its principal executive officers was composed, and the Committee expects that in future years Sensient’s long-term incentive compensation for these officers will be composed, entirely of restricted stock awards, with no stock options. The 2007 Restricted Stock Plan authorizes the Committee to make restricted stock grants that may include both time vesting and performance based elements. For 2008, 2009 and 2010, the awards to the named executive officers were based entirely on time vesting and ordinarily will vest (i.e., become freely transferable) after five years or when the individual retires after attaining age 65 (if earlier). However, Mr. Manning’s awards vest immediately upon grant because he has attained age 65, and in 2010 Sensient revised the vesting for Messrs. Hobbs and Hammond to accelerate the vesting of some of their outstanding and future awards primarily because they will attain age 65 in 2012 and 2011, respectively. Beginning in 2007, Sensient switched from primarily issuing options to relying instead on restricted stock awards because recent accounting rule changes make options less efficient for the Company by requiring that stock options (like restricted stock awards) be expensed over the vesting period (or until age 65) whether or not the options are ever exercised by the executive. Since the executive will receive at least some benefit from restricted stock if he or she remains employed by the Company throughout the period of restriction and helps the Company to achieve its performance goals, the Committee believes restricted stock grants are a more effective retention tool for key executives than stock option awards. In future years, an award may be granted using the same performance criteria as for the non-equity based cash incentive plan discussed above, using entirely different criteria, providing for time vesting without regard to any performance criteria, or in a combination of these alternatives.

As noted above, even when the restrictions have lapsed on restricted stock awards, Sensient generally requires officers and employees to hold all of their Sensient stock throughout their employment, and permits them to sell Sensient stock only (a) in connection with the exercise of an expiring stock option, (b) pursuant to pre-approved Rule 10b5-1 plans covering diversification sales of specific shares (not future awards) by executives nearing retirement age and (c) sales of up to 50% of shares upon vesting of restricted stock to cover associated tax liabilities. As a result, the portion of an executive’s net worth invested in Sensient stock generally increases throughout the executive’s career, which Sensient believes creates a strong alignment with the interests of Sensient’s shareholders.

The Company’s long-standing policy and the terms of its outstanding restricted stock awards generally provide that the restricted stock of an employee who turns 65 vests immediately upon termination of employment for any reason. Turning 65 also triggers the employee’s tax liability for the restricted stock, and therefore also triggers Sensient’s obligation under awards granted in 2006 and prior years to pay the employee a cash amount equal to the tax obligation. For certain executives that are at or near age 65, the Compensation Committee believed that it was appropriate to align the vesting date with the incurrence of the tax liability for the stock, particularly since retirement after age 65 would cause the stock to vest in any event. Accordingly, the Committee has provided for immediate vesting on future stock grants for certain executives, including Messrs. Manning, Hobbs and Hammond. In addition, the Committee accelerated the vesting of the previously expensed portions of outstanding restricted stock awards to Mr. Hobbs and Mr. Hammond in December 2010 based on the possibility that income tax rates would increase in 2011 and future years. The accelerated vesting of the previously expensed portions of these awards will likely result in lower total after-tax expense to Sensient than had they vested according to their original vesting schedule. The payment related to a tax liability for a portion of the restricted stock that was awarded to Messrs. Hobbs and Hammond prior to 2007 is reflected in the summary compensation table for 2010. For awards granted after 2006, Sensient no longer provides for payment of the recipient’s related tax liability.

The Company has long had a written policy encouraging ownership of Company stock by executive officers and discouraging stock sales without the prior consent of the Chief Executive Officer. Specifically, the written policy indicates that the Chief Executive Officer should own stock (excluding unexercised stock options but including restricted stock) with a value of at least four times his annual base salary and that other executive officers should own stock with a value of at least two or three times their annual base salaries. The policy also prohibits the use of Company stock as collateral in a margin account and loans of Company stock for purposes of short selling. The policy was revised and extended in 2010 when Sensient revised its stock ownership guidelines to prohibit both directors and officers from engaging in any hedging transactions with respect to their Sensient stock. Sensient’s Board and Chief Executive Officer have approved specific stock sales, generally pursuant to Rule 10b5-1 trading plans, primarily to permit asset diversification as an executive approaches retirement age and to allow the sale of shares obtained upon exercise of options that would otherwise expire within one year. The Company also has a written policy encouraging ownership of Company stock by directors and generally discouraging directors from selling Company stock while they remain on the Board. The written policy indicates that directors should own at least 1,000 shares of Sensient common stock (excluding unexercised stock options but including restricted stock) within a year following a director’s initial election to the Board and at least 5,000 shares after five years of service on the Board. This policy also prohibits the use of Company stock as collateral in a margin account and loans of Company stock for purposes of short selling.

Other Benefits

Sensient’s executive officers receive various other benefits in the same manner as other salaried employees. For example, the Company provides executive officers and salaried employees with health insurance, vacation and sick pay. For key executives Sensient has also provided other benefits, including automobiles, club memberships, financial planning, certain tax gross-up payments, and sometimes relocation assistance or other benefits. Executives serving outside their country of residence may receive certain additional benefits, including a relocation housing allowance and tuition reimbursements for family members.

Compensation for Mr. Manning

Mr. Manning has an employment agreement with the Company. The agreement specifies that Mr. Manning will serve as Chairman of the Board and Chief Executive Officer through January 1, 2013, and expresses a mutual intent that he will continue to serve as Chairman of the Board through January 1, 2015. The agreement provides for the payment of base salary (subject to annual adjustment by mutual agreement), plus bonus eligibility, participation in incentive, savings and retirement plans, and customary benefits. The agreement can be terminated by the Board of Directors with or without cause. If Mr. Manning is terminated by the Board without cause or Mr. Manning resigns for good reason, termination benefits are payable to Mr. Manning in an amount equal to three times the sum of his base salary then in effect plus the higher of his most recent annual bonus and his target bonus for the fiscal year in which such termination occurred. (See “Potential Payments Upon Termination or Change of Control” below for a description of “cause” and “good reason” as used in the agreement.) Mr. Manning would also continue to receive benefits under the Company’s health and other benefit plans for three years as well as three additional years of service and age credit for purposes of the Supplemental Executive Retirement Plan (the “SERP”). The agreement contains a one-year non-competition covenant. In the event of a change of control of the Company, Mr. Manning’s employment contract would be superseded by a change of control employment and severance agreement as described below, except that he would be entitled to retain retirement and disability benefits under his employment contract.

For 2008, 2009 and 2010, Sensient’s principal corporate goals and objectives relevant to Mr. Manning’s compensation as Chief Executive Officer were to achieve excellent overall financial performance and increased shareholder value by executing Sensient’s strategic plans, including strengthening Sensient’s management organization. Those goals continue for 2011.

For 2008, 2009 and 2010, the Committee set Mr. Manning’s base salary at $878,500, $913,500 and $957,300 per annum, respectively. Each amount was selected based on the evaluations described above and on Sensient’s overall financial performance and Mr. Manning’s leadership role. In addition, for fiscal 2008, 2009 and 2010, his potential annual bonus payment was 85% of base salary at “target” performance, which was consistent with the potential bonuses of other companies based on the Comparable Company Data. For 2008, 2009 and 2010, the bonuses for all of the executive officers (including Mr. Manning) were based primarily on earnings per share, but also included targets based on improvements in cash flow, return on invested capital, expense levels and net working capital (subject to an overall maximum on the aggregate incentive compensation awarded). See pages 31 and 39 for a description of the specific targets for 2010 and 2011, respectively.

Sensient granted Mr. Manning a restricted stock award for 80,000 shares in 2008, 85,000 shares in 2009 and 88,000 shares in 2010. The award for each year was based on Mr. Manning’s performance during the year in accordance with the evaluation described above. As noted, all prior restricted stock awards became fully vested when Mr. Manning attained age 65 on January 18, 2007, and the subsequent restricted stock awards vested immediately upon issuance. The criteria for equity compensation awards are discussed in the subsection above entitled “Equity Awards.”

Mr. Manning also participates in the Company benefit plans available to other executive officers, including the SERP, the supplemental benefit plan and the deferred compensation plan. Mr. Manning’s participation in these retirement plans is on the same basis as other executive officers of the Company.

Retirement Benefits

See the description of Sensient’s supplemental retirement plan included in the compensation tables portion of this proxy statement.

Change of Control and Other Employment - Related Agreements

The Company maintains change of control employment and severance agreements with all of its elected executive officers, including Mr. Manning and the other named executive officers. Sensient believes these agreements are customary in its industry and help to attract and retain key executives in the event of a change of control. Under these agreements, in the event that there is an acquisition or other change of control of the Company, the Company will continue to employ the executive for a period of three years following the date of the change of control. During this employment period, the executive will receive as compensation a base salary, subject to annual adjustment, bonus awards in accordance with past practice and all other customary benefits in effect as of the date of the change of control. Each agreement can be terminated upon 30 days’ notice by the Company in the event of the executive’s disability. The agreements can also be terminated by the Company for “cause” and by the executive for “good reason.” (See “Potential Payments Upon Termination or Change of Control” below for a description of “cause” and “good reason” as used in the agreement.) Until 2010, the agreements provided that a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the change of control was deemed to be a termination for good reason, but they were amended in 2010 to delete that provision. If terminated by the Company other than for cause or disability, or by the executive for good reason, the Company will pay the executive an amount equal to the sum of (i) accrued unpaid deferred compensation and vacation pay and (ii) three times the sum of the executive’s base salary plus the greater of the highest annual bonus (x) for the last five years or (y) since reaching age 50. The executive will also be entitled to coverage under existing benefit plans and benefits for three years and a payment equal to the vested amounts plus a payment equal to three additional years of employer contributions under Sensient’s retirement and deferred compensation plans, which generally provide for full vesting if a change of control occurs. The circumstances under which employment may cease generally are a termination of the employee without cause within three years after an acquisition or an employee choosing to leave for a specified good reason within that period. In addition, change of control agreements entered before 2010 provide for a “gross-up” of benefits, although agreements entered in 2010 do not and agreements entered in future years will not include the tax gross-up. See “Tax Aspects of Executive Compensation” below. The Compensation Committee believes that these change of control benefits, as revised, are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty, and that protecting the executives in this way serves Sensient’s long-term best interests. Sensient has established a so-called “Rabbi Trust” for the payments of the Company’s obligations in the event of a change of control. As noted above, the Company also has an employment agreement with Mr. Manning that includes significant obligations upon early termination without “cause” as defined therein. See “Potential Payments Upon Termination or Change of Control” for further information about these agreements.

Tax Aspects of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers that is not “performance based” to $1 million annually per executive officer. Sensient’s stock option plans are designed so that stock option awards granted to the covered individuals can meet Section 162(m) requirements for performance-based compensation. Stock option awards granted under these plans should not be counted toward the $1 million limitation on tax deductions for an executive officer’s compensation in any fiscal year. However, the Company has previously noted that there may be instances in which the Company determines that it cannot structure compensation to comply with these requirements and that, in those instances, the Compensation Committee may elect to structure elements of compensation (such as certain qualitative factors in annual bonuses) to accomplish business objectives that are in the best interests of the Company and its shareholders, even though doing so may reduce the amount of Sensient’s tax deduction for the compensation. In addition, as an executive approaches age 65, the compensation expense amortization of his restricted stock awards accelerates, potentially triggering the Section 162(m) limitation. Mr. Manning’s compensation in 2008, 2009 and 2010 exceeded the Section 162(m) limitation. This primarily resulted from his restricted stock awards.

Other provisions of the Internal Revenue Code also can affect the decisions that Sensient makes. Under Section 280G of the Internal Revenue Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over annual compensation, determined by a five year average. A company also loses its tax deduction for “excess” payments. Sensient’s change-of-control employment and severance agreements entered prior to 2010 provide that all benefits under them will be “grossed up” so that the Company also reimburses the executive officer for these tax consequences. Agreements entered during 2010 and thereafter do not provide for tax gross-ups. See “Compensation Objectives and Philosophy,” above.

In addition, the Internal Revenue Code was recently amended to impose a surtax under Section 409A of the Internal Revenue Code under certain circumstances when deferred compensation is paid to former executive officers of publicly-held corporations after they leave a company. Sensient has made some changes to its benefit plans and agreements to comply with Section 409A and to help the executive officers avoid the potential application of this surtax. Sensient does not expect these changes to have a material tax or financial consequence on the Company.

Executive Compensation Tables (2008, 2009 and 2010)

Summary

The tables below summarize compensation to the Company’s Chief Executive Officer, Chief Financial Officer and next three most highly compensated executive officers who were serving in those positions at the end of 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
Kenneth P. Manning Chairman and Chief Executive Officer	2010 2009 2008	$957,300 913,500 878,500	$	— — —	$3,130,160 2,156,450 1,784,800	$	— — —	$1,627,410 1,164,713 1,493,450	$2,470,000 — 1,192,000	$216,170 225,623 221,541	$8,401,040 4,460,286 5,570,291

Richard F. Hobbs Senior Vice President and Chief Financial Officer	2010 2009 2008	478,200 458,000 428,000		— — —	1,316,090 887,950 713,920		— — —	621,660 446,550 556,400	1,011,000 18,000 375,000	928,247 401,795 366,629	4,355,197 2,212,295 2,439,949

John L. Hammond Senior Vice President, General Counsel & Secretary	2010 2009 2008	341,300 325,000 300,500		— — —	889,250 583,510 479,665		— — —	443,690 316,875 390,650	514,000 47,000 294,000	753,410 264,445 246,341	2,941,650 1,536,830 1,711,156

Douglas S. Pepper President and Chief Operating Officer	2010 2009	290,458 265,100		— —	711,400 304,440		— —	377,595 258,473	— —	52,371 53,861	1,431,824 881,874

Stephen J. Rolfs Vice President, Administration	2010	274,900		—	497,980		—	311,430	211,000	213,544	1,508,854

(1)	The amounts in the table reflect the grant date fair value of stock awards to the named executive officer. Accounting Standards Codification (“ASC”) Topic 718 requires recognition of compensation expense over the vesting period (or until retirement age) for stock awards granted to employees based on the estimated fair market value of the equity awards at the time of grant. The ultimate values of the options and stock awards to the executives generally will depend on the future market price of Sensient’s common stock, which cannot be forecasted with reasonable accuracy.

(2)	Amounts shown represent the amounts earned under the Company’s annual management incentive plans for the years indicated. The targets for each year were set in December of the preceding year. The amounts paid to these officers under the management incentive plans for 2008, 2009 and 2010 were based primarily upon achievement of a targeted level of earnings per share, and also supplementally included specified improvements in cash flow, return on invested capital, selling, general and administrative expenses, and net working capital (for 2008) or gross profit as a percentage of revenue (for 2009 and 2010), subject to a limit on aggregate incentive compensation for each executive. See “Cash and Incentive Compensation—Annual Incentive Plan Bonuses” above and “Grants of Plan-Based Awards” below for more information about bonuses for 2010.

(3)	Represents the increase in the actuarial present value of pension benefits during the specified fiscal year and the above market earnings on nonqualified deferred compensation. See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below for further discussion regarding Sensient’s pension and deferred compensation plans.

(4)	Includes Company contributions under certain benefit plans and other arrangements for the five named executive officers. These contributions are set forth in the following table. The Company’s ESOP and Savings Plan are tax-qualified plans subject to government imposed annual limitations on contributions. The Company’s Supplemental Benefits Plan, which is a non-tax-qualified plan, replaces benefits which cannot be provided by the tax-qualified ESOP and Savings Plan because of these annual limitations. The amounts shown in the table below as contributed to the ESOP and Savings Plan which exceed the applicable annual limits were contributed to the Supplemental Benefits Plan. At the time the ESOP was adopted to replace the Company’s former defined benefit pension plan, the Transition Retirement Plan, also a tax-qualified plan, was adopted to assure that affected employees would receive approximately the same level of benefits through normal retirement age that they would have received under the former defined benefit pension plan. The named executive officers do not participate in the Transition Retirement Plan but a benefit equivalent to what they would have received under it is contributed to the Supplemental Benefits Plan. The amounts related to retirement plan benefits listed under the Column entitled “All Other Compensation” in the “Summary Compensation Table” above are listed in the table below:

Retirement Plan Benefits

Name	Year	ESOP	Savings Plan	Transition Plan Benefit Equivalent		Total
K. P. Manning	2010 2009 2008	$21,220 24,070 23,159	$84,881 96,278 92,634	$	— — —	$106,101 120,348 115,793

R. F. Hobbs	2010 2009 2008	9,248 10,144 9,630	36,990 40,576 38,518		— 1,579 1,722	46,238 52,299 49,870

J. L. Hammond	2010 2009 2008	6,582 7,157 6,762	26,327 28,626 27,048		— — —	32,909 35,783 33,810

D. S. Pepper	2010 2009	5,489 5,824	21,957 23,295		— —	27,446 29,119

S. J. Rolfs	2010	4,735	18,940		—	23,675

(5)

Includes non-retirement plan benefits. The non-retirement plan benefits include financial planning, personal use of Company automobiles and an executive physical. The named executive officers received tax gross-up payments for 2008 in connection with the vesting of restricted shares of Messrs. Manning, Hobbs, and

Hammond in the amounts of $0, $273,118, and $182,079, respectively, and tax gross-up payments related to various other benefits, including the use of leased automobiles and financial planning services, in the amounts of $43,205, $19,256 and $12,975, respectively. The named executive officers received tax gross-up payments for 2009 in connection with the vesting of restricted shares of Messrs. Manning, Hobbs, Hammond and Pepper in the amounts of $0, $307,380, $204,920 and $0, respectively, and tax gross-ups related to various other benefits, including the use of leased automobiles and financial planning services, in the amounts of $44,237, $18,521, $9,920 and $10,548, respectively. The named executive officers received tax gross-up payments for 2010 in connection with the vesting of restricted shares of Messrs. Manning, Hobbs, Hammond, Pepper and Rolfs in the amounts of $0, $835,633, $694,539. $0 and $166,724, respectively, and tax gross-ups related to various other benefits, including the use of leased automobiles, relocation expenses and financial planning services, in the amounts of $46,787, $20,081, $11,189, $11,261 and $10,429, respectively. The tax gross-up payments made in connection with restricted stock awards that were granted during or before 2006 are reported in this proxy statement at the time that the tax becomes payable and the underlying tax payments are made. They do not correspond to the amount of current year expense recorded by the Company for stock awards. The Compensation Committee did not include tax gross-ups with awards made for 2008, 2009 and 2010 and does not intend to include tax gross-ups with respect to future awards, although Sensient will honor its previous promises to provide tax gross-up payments with respect to awards that are already outstanding. The amounts listed under the column entitled “All Other Compensation” in the “Summary Compensation Table” related to non-retirement plan benefits are listed in the table below:

Non-Retirement Plan Benefits

Name	Year	Financial Planning ($)	Automobile ($)	Executive Physical ($)	Club Memberships ($)	Tax Gross-Up Payments ($)	Total ($)
K. P. Manning	2010 2009 2008	$28,500 28,000 29,178	$27,020 24,425 24,260	$119 1,190 1,326	$7,643 7,423 7,779	$46,787 44,237 43,205	$110,069 105,275 105,748

R. F. Hobbs	2010 2009 2008	6,885 4,375 6,275	18,651 17,792 17,810	409 1,078 —	350 350 300	855,714 325,901 292,374	882,009 349,496 316,759

J. L. Hammond	2010 2009 2008	2,535 1,695 6,565	10,817 10,113 9,800	1,421 2,014 1,112	— — —	705,728 214,840 195,054	720,501 228,662 212,531

D. S. Pepper	2010 2009	650 825	13,014 12,291	— 1,078	— —	11,261 10,548	24,925 24,742

S. J. Rolfs	2010	—	12,716	—	—	177,153	189,869

Grants of Plan-Based Awards

Sensient provides incentive compensation to employees through its annual management incentive plans and its stock plans. The management incentive plans for elected officers (“Annual Plans”) provide annual cash payments to executives based upon achieving overall Company performance goals. The stock plans authorize the Compensation Committee to grant restricted stock and stock options to key employees. The Company is no longer granting stock options. The Committee makes annual decisions, typically in December of each year, regarding appropriate restricted stock grants for each executive primarily based upon the Company’s financial performance and the executives’ levels of responsibilities.

The Annual Plans promote the Company’s executive compensation program by providing annual cash payments to executives based upon achieving overall Company, group or divisional financial goals. Awards under the Annual Plans are subject to a target, currently 50% to 85% of annual base salary depending on a participant’s position in the Company. The specific bonus opportunities described below were authorized by the Compensation Committee and are conditioned upon the achievement of specified performance goals in the year following the award. The primary goals are based upon the achievement of a specified level of earnings per share, and in certain cases group or division operating profit, for the year, with 100% of the targeted award being paid upon achieving the specified goal or goals. Performance in excess of the specified goal or goals allows for a payment of up to 200% of the targeted award, subject to the limits in the Annual Plans. Performance below the specified goal or goals can result in a reduced award, or no award at all if the minimum threshold level is not achieved. Target bonus award levels are generally between the 50th and the 75th percentile of comparable companies’ practices for most executive positions. For performance exceeding the targeted goal or goals, the bonus opportunities are up to 200% of the target bonus, which generally brings aggregate cash and incentive compensation somewhat above the 75th percentile for performance significantly exceeding the targeted levels. See “Cash and Incentive Compensation—Annual Incentive Plan Bonuses” above. There is no “minimum” or “guaranteed” payment, as the actual amounts earned (if any) depend upon actual performance. In addition to the awards discussed above, the plans also provide the potential for additional awards, each equal to 15% of the target bonus award level, if specific improvements are achieved in other financial targets, provided that the aggregate award cannot exceed the “maximum” of 200% of the targeted award that is based on earnings per share or operating profit. The Compensation Committee has discretion to reduce any award by up to 20% if the Committee determines a reduction to be appropriate, such as if the Committee determines that the executive caused the Company to take unreasonable or unnecessary risks.

See “Cash and Incentive Compensation—Annual Incentive Plan Bonuses” above for a discussion of the targets and awards that applied to Sensient’s named executive officers during 2010. For 2011, the amounts paid to the named executive officers will be based primarily on achievement of targeted earnings of $2.25 per share, with the potential for additional awards, each equal to 15% of the target bonus award level, if specified improvements are achieved in the levels of (a) cash flow ($172.1 million or higher, a 5% improvement from 2010), (b) return on invested capital (9.5% or greater, a 30 basis point increase over 2010), (c) selling, general and administrative expenses as a percentage of revenue (17.7% or lower, maintaining this percentage compared with 2010) and (d) gross profit as a percentage of revenue (30.9% or greater, a 20 basis point improvement from 2010). These targets and improvements are subject to adjustment for extraordinary items as provided in the plan. None of the incentive amounts to be paid to the current named executive officers for 2011 will be based on group or divisional financial goals.

The Plans allow Sensient to grant stock options, restricted shares, performance shares, and other equity-based awards. These types of awards typically reward service and performance over a longer period of time than Sensient’s other methods of compensation and focus on the Company’s long-term strategic goals. The restricted stock awards were granted at the December 9, 2010, meeting of the Compensation Committee. The Committee makes annual decisions regarding appropriate stock-based grants for each executive based on the following factors, which ordinarily are not weighed or ranked in any particular way. The Committee considers the Company’s financial performance, the executives’ levels of responsibilities and the executives’ recent management contributions. In determining the level of equity awards, the Compensation Committee also considers the predicted award values for similar positions at other companies included in the Comparable Company Data. This comparison is performed to confirm that Sensient’s pay practices are being reasonably applied and are competitive for purposes of attracting and retaining key executives. See “Cash and Incentive Compensation—Equity Awards” above. The awards granted in 2010 did not impose performance criteria in addition to continued employment, although awards in future years might do so. In October 2006, the Compensation Committee modified all outstanding stock awards held by Mr. Manning to provide that they fully vested (i.e., the transfer and forfeiture restrictions lapsed) when he attained age 65 (which occurred on January 18, 2007), provided he was employed by the Company on that date. The stock awards granted to Mr. Manning in December 2008, 2009 and 2010 vested immediately when issued, and the Committee expects that any future awards to Mr. Manning will also do so. In December 2010, the Compensation Committee modified outstanding awards previously granted to Messrs. Hobbs and Hammond to provide that the portions expensed through that date vested immediately and to provide that future awards would vest when the recipient attained age 65 (in 2012 and 2011, respectively). Prior to 2007 the Committee maintained a long-standing practice of also providing gross-up payments to executive officers to reimburse them for income tax obligations incurred by them when the restricted stock became taxable to the executive officer so that the tax obligations did not discourage long-term ownership of the related stock, consistent with the objective to give them incentives to create shareholder value over the long term.

Incentive Plan Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
K. P. Manning	12/9/10	$253,878	$846,260	$1,692,520	—	—	—	88,000	—	—	$3,130,160
R. F. Hobbs	12/9/10	97,910	326,365	652,730	—	—	—	37,000	—	—	1,316,090
J. L. Hammond	12/9/10	69,888	232,960	465,920	—	—	—	25,000	—	—	889,250
D. S. Pepper	12/9/10	72,540	241,800	483,600	—	—	—	20,000	—	—	711,400
S. J. Rolfs	12/9/10	66,403	218,010	436,020	—	—	—	14,000	—	—	497,980

(1)	These are awards authorized by the Compensation Committee on December 9, 2010, under the annual management incentive plans which provide for incentive payments conditioned upon the Company’s performance in 2011. The annual plans provide annual cash payments to executives based upon achieving overall Company earnings per share goals as described above. In addition to the awards reflected in the table above, the plans also provide the potential for additional awards, each equal to 15% of the target bonus award level, if specific improvements are achieved in the levels of (a) cash flow, (b) return on invested capital, (c) selling, general and administrative expenses and (d) gross profit percentage, provided that the aggregate award cannot exceed the “maximum” shown in the table.

(2)	The restricted stock awards were granted at the December 9, 2010, meeting of the Compensation Committee. The restricted shares awarded to the named executive officers were granted pursuant to the Company’s 2002 Stock Option Plan and 2007 Restricted Stock Plan. Except as described below, restricted stock vests (i.e., becomes freely transferable) in five years, or earlier upon retirement of the executive at or after age 65. In October 2006, the Compensation Committee modified all outstanding stock awards held by Mr. Manning to provide that they fully vested (i.e., the transfer and forfeiture restrictions lapsed) when he attained age 65 (which occurred on January 18, 2007), provided he was employed by the Company on that date. Accordingly, the 2010 awards to Mr. Manning vested immediately. Also, in December 2010, the Compensation Committee modified outstanding awards previously granted to Messrs. Hobbs and Hammond to provide that the portions expensed through that date vested immediately and to provide that future awards would vest when the recipient attained age 65 (in 2012 and 2011, respectively).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(2010)

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (3)	Option Expiration Date (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
K. P. Manning						—	$—

R. F. Hobbs	12/6/04	20,200	—	23.00	12/6/14
	12/1/05	2,050	—	18.57	12/1/15
	12/7/06	6,250	—	24.15	12/7/16	3,872	$142,219
	12/6/07					12,525	460,043
	12/4/08					15,711	577,065
	12/3/09					22,510	826,792
	12/9/10					37,000	1,359,010

							$3,365,129

J. L. Hammond	12/7/06					911	$33,461
	12/6/07					1,460	53,626
	12/4/08					2,143	78,712
	12/3/09					3,855	141,594
	12/9/10					25,000	918,250

							$1,225,643

D. S. Pepper	2/8/07	1,500	—	24.45	2/8/17
	2/7/08					2,000	$73,460
	12/4/08					11,000	404,030
	12/3/09					12,000	440,760
	12/9/10					20,000	734,600

							$1,652,850

S. J. Rolfs	12/10/01	15,000	—	18.54	12/10/11
	12/9/02	15,000	—	23.19	12/9/12
	12/8/03	8,000	—	19.40	12/8/13
	12/6/04	10,000	—	23.00	12/6/14
	12/1/05	9,000	—	18.57	12/1/15
	12/7/06	2,125	—	24.15	12/7/16	6,800	$249,764
	12/6/07					7,000	257,110
	12/4/08					8,000	293,840
	12/3/09					10,000	367,300
	12/9/10					14,000	514,220

							$1,682,234

(1)	All outstanding options have an exercise price equal to the market price on the date of grant and vest in increments of one-third of the total grant on each of the first, second and third anniversaries of the date of grant or earlier in the event of the death, disability or retirement of the executive.

(2)

Restricted stock vests (i.e., becomes freely transferable) after completion of five years of service with the Company following the grant date, or earlier in the event of an executive’s retirement at age 65 or greater. By action of the Compensation Committee, all of Mr. Manning’s remaining restricted stock awards fully vested (i.e., the transfer and forfeiture restrictions lapsed) when he reached age 65 on January 18, 2007. In December 2010, the Compensation Committee modified outstanding awards previously granted to Messrs. Hobbs and Hammond to provide that the portions expensed through that date vested immediately. This was done in anticipation of these individuals attaining the age of 65 (in 2012 and 2011, respectively) at which time the awards would become taxable to the individuals even though they would not have ownership of the shares until they retired. The value indicated in the table of the restricted stock awards owned at the end of the Company’s last fiscal year is based on the $36.73 per share closing price of a share of Sensient common stock on December 31, 2010.

(3)	The exercise price of options generally may be paid in cash or its equivalent, by delivering previously issued shares of Common Stock, or any combination thereof.

(4)	Although the options expire on the dates indicated, by agreement any unexercised options will terminate three years after retirement (if earlier than the stated expiration date).

OPTION EXERCISES AND STOCK VESTED

(2010)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (2)
K. P. Manning	235,000	$1,020,843	88,000	$3,130,160
R. F. Hobbs	77,000	581,963	75,982	2,718,233
J. L. Hammond	51,750	325,659	81,731	2,928,047
D. S. Pepper	—	—	—	—
S. J. Rolfs	15,000	150,279	6,000	210,480

(1)	The number of shares acquired on exercise relates to the exercise of stock options by the named executive officers. The value received upon exercise is based upon the difference between the value of Sensient common stock on the exercise date and the exercise price for the stock options.

(2)	Restricted stock vests (i.e., becomes freely transferable) after completion of five years of service with the Company, or earlier in the event of an executive’s retirement at age 65 or greater. The number of shares acquired on vesting relates to restricted stock that was granted in 2004, except that because Mr. Manning attained age 65 on January 18, 2007, the shares acquired on vesting by Mr. Manning relates to his award in 2010, which fully vested immediately. In December 2010, the Compensation Committee modified outstanding awards previously granted to Messrs. Hobbs and Hammond to provide that the portions expensed through that date vested immediately. This was done in anticipation of these individuals attaining the age of 65 (in 2012 and 2011, respectively) at which time the awards would become taxable to the individuals even though they would not have ownership of the shares until they retired. The restricted stock is valued at the closing price of Sensient’s common stock on the vesting date.

Defined Benefit Plans

Sensient Technologies Pension Benefits

Sensient does not provide any defined benefit pension plans for the named executive officers other than the Supplemental Executive Retirement Plan described below.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (“SERP”) provides a non-qualified supplemental executive retirement benefit for selected officers and key employees. Following the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the SERP was amended to comply with the Section 409A requirements and to permit the SERP to make payments to satisfy FICA and other tax obligations prior to retirement. Generally, participants contribute to the SERP, in each year until death or retirement, an amount equivalent to a term insurance premium applicable to a life insurance benefit of two times the participant’s base salary in effect on the date of acceptance into the plan, unless all amounts were previously paid under a predecessor plan. A pre-retirement survivor income benefit equal to between 30% and 45% of the sum of base salary and 50% (100% for certain officers) of the highest annual bonus paid since reaching a specified age for the participating named executive officers, payable for 20 years, is available to designated beneficiaries if the participant dies prior to retirement. At the time of retirement, the participating named executive officer may continue the survivor income benefit or receive a supplemental retirement income benefit equal to between 30% and 45% of the sum of base salary and 50% (100% for certain officers) of the highest annual bonus since reaching a specified age for the participating named executive officers, for 20 years, or an actuarially equivalent joint and survivor benefit. A participant may receive his retirement income benefit as a lump sum distribution by making an advance election. In the event of a change of control, lump sum distributions are required. The benefit obligations under the SERP are funded under Rabbi Trust B described below. All of the named executive officers except Mr. Pepper now participate in the SERP. Under their respective agreements under the SERP, each of the participating named executive officers is entitled to 20 years of benefits, and the applicable percentages of pre-retirement survivor income benefits and supplemental retirement income benefits for the participating named executive officers are 45% for Mr. Manning, 35% for Messrs. Hobbs and Hammond and 30% for Mr. Rolfs. The named executive officers also participate in the supplemental benefit plans described under “Nonqualified Deferred Compensation” below. The discussion above reflects an amendment of the SERP effective January 1, 2010, to increase benefit payments by five percentage points in order to maintain what the Committee considers to be appropriate long-term incentives for participating executives notwithstanding recent and anticipated state and federal income tax increases. Later in 2010 Sensient further amended the SERP to provide that participants will receive an additional benefit if the aggregate federal and state income tax rate at the time of payment exceeds 45% and to provide that the discount rate used to calculate the lump sum present value of a SERP participant’s benefit would be the lower of 4.62% per annum (the rate applicable at the date of the amendment) or the rate published by the IRS for the latest month available at the time of the executive’s retirement. The effect of these changes is to reduce the impact of tax and interest rate volatility and mitigate the incentive for a participant to retire when the participant anticipates a future disadvantageous change in tax rates or interest rates. The supplemental benefit plans are non-qualified excess benefit and supplemental retirement plans as described in Sections 3(36) and 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

PENSION BENEFITS

(Year-end 2010)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($) (2)
K. P. Manning	SERP	23	$15,498,000	$10,509
R. F. Hobbs	SERP	37	5,129,000	3,656
J. L. Hammond	SERP	12	2,626,000	2,595
D. S. Pepper
S. J. Rolfs	SERP	13	566,000	—

(1)	All benefits for Messrs. Manning, Hobbs and Hammond had vested at year end; Mr. Rolfs’ benefits had not yet vested.

(2)	The payments for Messrs. Manning, Hobbs and Hammond related to social security taxes that they were required to pay based on their vested accrued benefits.

Nonqualified Deferred Compensation

Eligible executives of the Company are entitled to defer up to 25% of their annual salary under the executive income deferral plan. Amounts deferred earn interest at the average interest rate on AAA rated corporate bonds and are payable upon retirement or over a 15 year period, unless the executive elects to receive an actuarially equivalent joint and survivor benefit, reduced by up to 20% depending upon the executive’s age at retirement. The Company also has a supplemental benefit plan which includes the supplemental ESOP benefit plan and the supplemental savings plan (which includes the transition benefit plan); to replace benefits which cannot be allocated to the executives in the tax-qualified ESOP and savings plan because of government imposed annual limitations. The supplemental benefit plan also includes Company contributions for named executives that are equivalent to what they would have received if they participated in the Company’s transition retirement plan. Each of these plans are nonqualified excess benefit and supplemental retirement plans as described in Sections 3(36) and 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Following the enactment of Section 409A of the Code, the plans were separated into two components: (i) the “frozen” portion which maintained grandfathered benefits as of December 31, 2004, to the extent permitted under Section 409A of the Code, and which was terminated and distributed to the participants during 2010; and (ii) the “ongoing” portion which applies to deferrals and benefits accrued on and after January 1, 2005, together with earnings credited on such amounts. Information for each of the named executive officers is set forth below relating to nonqualified deferred compensation.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($) (1)	Aggregate Balance at Last FYE ($)
K. P. Manning	—	$108,098	$368,343	$1,691,990	$1,042,900	(2)
R. F. Hobbs	—	40,049	66,446	437,649	193,323
J. L. Hammond	—	23,533	7,078	96,223	83,741
D. S. Pepper	12,400	16,869	6,004	—	60,275	(2)
S. J. Rolfs	—	13,725	10,386	17,248	54,204

(1)	Sensient amended its tax-qualified Savings Plan and ESOP during 2010 to enable participants to make rollovers of their account balances into Roth retirement accounts. Sensient also terminated the “frozen” portion of the nonqualified deferred compensation plan so the executives would receive cash distributions from their account balances (otherwise payable only upon retirement) to enable the executives to use those distributions to pay the income taxes due on the rollovers into Roth accounts. These changes did not result in additional costs to the Company except with respect to the limitation on the tax deductibility of compensation expenses imposed by Section 162(m) for some executives.

(2)	Of this amount, $444,839 and $30,024 is attributable to Mr. Manning’s and Mr. Pepper’s own contributions and earnings thereon, respectively.

The Company has established three so-called “Rabbi Trusts” by entering into trust agreements with a trustee to assure the satisfaction of the obligations of the Company under various plans and agreements to make deferred and other payments to certain of its past, present and future executives and directors, including the named executive officers. Rabbi Trust A requires the Company to deposit assets into (“fund”) the Trust in the event of a “Potential Change of Control” (as defined therein) in an amount sufficient to satisfy the Company’s expenses and obligations to Mr. Manning, the other named executive officers, and other executive officers under the Change of Control Employment and Severance Agreements with those individuals (except to the extent that those obligations consist of benefits covered by Rabbi Trust B). Rabbi Trust A is currently not funded except with a nominal amount of assets, and is currently revocable but will become irrevocable once it is funded. The Board may elect to fund Rabbi Trust A in whole or in part prior to the occurrence of a Potential Change of Control. Rabbi Trust B was created to fund the Company’s expenses and obligations under various employee benefit plans, including four plans in which the named executive officers may participate: the SERP, the supplemental benefits plan, and the executive and management income deferral plans. The Company makes annual contributions to Rabbi Trust B, which held approximately $27.8 million of assets as of December 31, 2010.

Rabbi Trust B is irrevocable. Rabbi Trust C was created to assure that payments to non-employee directors under the director retirement and deferred compensation plans described under “Director Compensation and Benefits” will not be improperly withheld. Rabbi Trust C is currently funded with a nominal amount, and is also funded from time to time as payouts are made under these plans, although the Company may elect to fund it at any time. Rabbi Trust C is irrevocable. Each of the Rabbi Trusts will terminate upon the earlier of the exhaustion of the trust corpus or the final payment to the directors or executives pursuant to the respective plans and agreements covered thereby, and any remaining assets will be paid to the Company.

Potential Payments Upon Termination or Change of Control

Employment Agreement.    As noted above, the Company has an employment contract with Mr. Manning that provides for a term ending on January 1, 2013, which also expresses a mutual intention that he will continue to serve thereafter as Chairman of the Board through January 1, 2015. The Company does not have employment contracts with its other executive officers except those relating to a change of control, as described below. The agreement with Mr. Manning can be terminated by the Board of Directors with or without cause, and if Mr. Manning is terminated by the Board without cause or Mr. Manning resigns for good reason, certain termination benefits are payable to Mr. Manning in an amount equal to three times the sum of his base salary then in effect plus the higher of his most recent annual bonus and his target bonus for the fiscal year in which such termination occurred. Mr. Manning would also continue to receive benefits under the Company’s health and other benefit plans for three years as well as three additional years of service and age credit for purposes of the SERP. The agreement contains a one-year non-competition covenant. For purposes of the agreement, “cause” means conviction of an act of fraud, theft or embezzlement or of other acts of dishonesty, gross misconduct, willful disclosure of trade secrets, gross dereliction of duty or other grave misconduct which is substantially injurious to Sensient, and “good reason” for Mr. Manning to resign would exist if Sensient reduced his base salary, assigned him inconsistent duties, reduced his powers or functions, transferred him outside of Milwaukee or otherwise materially breached the agreement.

The following table describes the potential payments to Mr. Manning upon a hypothetical termination without cause on December 31, 2010. The actual amounts that may be paid upon such a termination can only be determined if it actually occurs.

Illustration of Employment Agreement Termination

Termination Benefits (3 x base salary & bonus)	Health and Other Benefit Plans (3 x annual benefits)	SERP (3 years’ service & age credit)	Total
$7,352,250	$375,333	$888,061	$8,615,644

Change of Control Employment and Severance Agreements.    In the event of a change of control of the Company, Mr. Manning’s employment contract would be superseded by a Change of Control Employment and Severance Agreement as described below, except that he would be entitled to retain certain retirement and disability benefits under his employment contract. For this purpose, a “change of control” ordinarily occurs if a person acquired 30% or more of Sensient’s common stock, a majority of Sensient’s Board consists of persons other than those nominated by the Board, or Sensient is a party to a merger, consolidation or sale of assets, or acquires the assets of another entity and Sensient’s owners have less than 50% of the common stock and voting power of the resulting entity.

The Company also has Change of Control Employment and Severance Agreements with each of its executive officers elected by the Board (including the named executive officers). Each of these agreements provides that in the event of a “Change of Control,” as defined in the respective agreement, the Company will continue to employ the executive for a period of three years following the date of such Change of Control. During this employment period, the executive will receive as compensation a base salary, subject to annual adjustment, bonus awards in accordance with past practice and all other customary benefits in effect as of the date of the Change of Control. Each agreement can be terminated upon 30 days’ notice by the Company in the event of the executive’s disability. The agreements can also be terminated by the Company for “cause” and by the executive for “good reason,” as those terms are explained above. If terminated by the Company other than for cause or disability, or by the executive for good reason, the Company will pay the executive an amount equal to the sum of (i) accrued unpaid deferred compensation and vacation pay and (ii) three times the sum of executive’s base salary plus the greater of the highest annual bonus (x) for the last five years or (y) since reaching age 50. The executive will also be entitled to coverage under existing benefit plans and benefits for three years and a payment equal to the vested amounts plus a payment equal to three additional years of employer contributions under the savings plan, ESOP, SERP and supplemental benefits plans (including the Transition Retirement Plan benefit equivalent described in footnote (4) to the Summary Compensation Table). The savings plan, ESOP, SERP and supplemental benefits plans provide for full vesting of all accounts upon the occurrence of a Change of Control. In addition, payments under the Company’s SERP are calculated based on an adjusted final salary reflecting three additional years of salary increases consistent with past practice. If terminated for cause, the Company will pay the executive his annual base salary through termination. If the executive’s employment is terminated by reason of death or disability, the Company will pay certain accrued obligations and other customary death or disability benefits. For agreements entered into before 2010, the Company will provide the executive with a tax gross-up payment to reimburse the executive for any excise taxes assessed against any payments made to the executive, as well as all taxes on the gross-up payment.

The following table describes the potential payments upon a hypothetical change of control of Sensient on December 31, 2010, followed by a qualifying severance where applicable. The actual amounts that may be paid upon such a change of control can only be determined if it actually occurs.

Illustration of Change of Control Payments

Executive	Severance Amount (1)	Pension Enhancement (2)	Value of Restricted Stock That Vests Early	Estimated Income Tax Gross-Up and Employee Benefits (3)	Estimated Excise Taxes, Grossed-Up For Other Taxes Thereon (4)	Total Estimated Payments
K. P. Manning	$7,352,250	$1,249,104	$—	$375,333	$—	$8,976,687
R. F. Hobbs	3,103,800	473,080	3,365,129	299,577	2,161,940	9,403,526
J. L. Hammond	2,195,850	365,496	1,226,378	143,292	1,308,569	5,239,585
D. S. Pepper	1,881,831	87,357	1,652,850	118,461	1,556,607	5,297,106
S. J. Rolfs	1,588,800	1,338,897	1,682,234	311,206	1,893,060	6,814,197

(1)	The severance amount is calculated as three times the sum of the executive’s base salary plus the highest annual bonus for the last five years or since reaching age 50, whichever is greater.

(2)	The pension enhancement is calculated based on the value of three additional years of employer contributions under Sensient’s benefit plans. The pension enhancement also includes calculation of the SERP benefits assuming three additional years of salary increases in the same percentage as the most recent annual salary increase. Mr. Pepper did not participate in the SERP during 2010.

(3)	This represents the estimated income tax gross-up that would have been due on the accelerated vesting of restricted stock and the value of an additional three years of coverage under the Company’s employee benefit plans following a change of control of Sensient on the assumptions noted above.

(4)	For those Change of Control agreements entered prior to 2010, this represents the estimated excise tax, grossed-up for other taxes, on the amount of severance and other benefits following a change of control of Sensient on the assumptions noted above, including a qualifying severance. Change of Control agreements entered in 2010 or thereafter do not provide for a tax gross-up of the related benefits.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2010, with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by the Company’s shareholders	327,687	$22.0610	(1)	1,952,395	(2)
Equity compensation plans not approved by the Company’s shareholders	—	—		—
Total	327,687	$22.0610	(1)	1,952,395	(2)

(1)	Excludes deferred shares, which have no exercise price.

(2)	In addition to options which may be granted, includes the following as of December 31, 2010: (i) up to 7,500 shares that may be issued in the form of restricted stock under the Company’s 2002 Stock Option Plan; (ii) up to 1,043,000 shares of restricted stock that may be issued under the Company’s 2007 Restricted Stock Plan; (iii) up to 200,000 shares of deferred stock issuable under the 1999 Amended and Restated Directors Deferred Compensation Plan; and (iv) up to 31,400 shares that may be issued in the form of restricted stock under the Company’s 2002 Non-Employee Director Stock Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors to file initial reports of beneficial ownership (on Form 3) and reports of changes in beneficial ownership (primarily on Form 4 or in limited instances on Form 5) with the SEC and the New York Stock Exchange. SEC regulations require officers and directors to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, and upon certifications from reporting persons who did not file year-end reports on Form 5 that no such reports were required, the Company believes that during the year ended December 31, 2010, all of its officers and directors complied with the Section 16(a) filing requirements, except that Mr. Croft and Ms. Whitelaw each was approximately one week late in filing one required report on Form 4 with respect to their exercise of Sensient stock options and sale of the underlying shares on the exercise date, which occurred in February for Mr. Croft and in August for Ms. Whitelaw.

TRANSACTIONS WITH RELATED PERSONS

The Company’s written Code of Conduct for directors and U.S. employees and its written Code of Ethics for Senior Financial Officers both provide that, except with the prior knowledge and consent of the Company, directors and employees are not permitted to have a financial interest in a supplier, competitor or customer of the Company because of the potential conflicts of interest raised by such transactions. There is a limited exception for ownership of securities of less than 5% of the stock of a private company or of a publicly traded corporation unless the investments are of a size as to have influence or control over the corporation. The Company’s policies include no minimum size for this restriction on potential conflict of interest transactions. Actual or potential conflict of interest transactions or relationships are to be reported either to the Company’s Vice President, Administration or a member of the corporate legal department. Waivers or exceptions for executive officers or directors may be granted only in advance and under exceptional circumstances and only by the board of directors or an appropriate committee. They are also subject to the Company’s disclosure controls and procedures to ensure compliance with applicable law and exchange requirements.

Paul Manning, the son of Kenneth P. Manning (the Company’s Chairman of the Board and Chief Executive Officer), currently serves as President of the Color Group. Paul Manning receives an annual salary of $312,000, and participates in Sensient’s other executive and employee compensation programs on the same basis as other Company employees. Paul Manning’s employment was carefully considered and approved in advance by the Audit Committee in accordance with the Code of Conduct.

There were no other transactions since the beginning of 2010, and there are no proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which (a) any director, executive officer, director nominee, or immediate family member of a director, executive officer or nominee, or (b) any holder of 5% or more of the Company’s common stock or their immediate family members, had a direct or indirect material interest. See “Corporate Governance—Director Independence” above for a description of transactions between the Company and Sealed Air Corporation, of which Mr. Hickey is President & Chief Executive Officer.

ITEM 2.

ADVISORY (NONBINDING) VOTE ON EXECUTIVE COMPENSATION

Sensient’s compensation policies and procedures are centered on a pay-for-performance philosophy, and we believe that they are strongly aligned with the long-term interests of our shareholders. Our compensation program is designed to attract, motivate, and retain the key executives who drive our success. Compensation that rewards excellence and reflects performance, and alignment of that compensation with the interests of long-term shareholders, are key principles of our compensation program design. Although we have made and will continue to make improvements to our compensation program from time to time, these key principles have been unchanged for many years.

We support the principle that our corporate governance policies, including our executive compensation program, should be responsive to shareholder concerns. This principle is embodied in a non-binding, advisory vote that gives you as a shareholder the opportunity to approve the compensation of our named executive officers as disclosed in this proxy statement, including, among other things, our executive compensation objectives, policies and procedures. This vote is intended to provide an overall assessment of our executive compensation program rather than to focus on any specific item of compensation. The Compensation and Development Committee, and the Board as a whole, value the opinions of our shareholders and intend to take the outcome of this vote into account when considering future executive compensation arrangements. However, because the vote is advisory, it will not directly affect any existing compensation awards of any of our executive officers, including our named executive officers.

As discussed in the “Compensation Discussion and Analysis” section, above, our executive compensation program is designed:

—	to demand and reward excellence from each of our executive officers and from the management team as a whole;

—

to align Sensient’s interests with the interests of executives and other employees through compensation programs that recognize individual contributions toward the achievement of corporate goals and objectives without encouraging unnecessary or unreasonable risks;

—	to further link executive and shareholder interests through equity-based compensation arrangements;

—	to recognize and reward excellence in an executive’s performance in the furtherance of Sensient’s goals and objectives without undertaking unnecessary or excessive risk; and

—	to attract and retain high caliber executive and employee talent.

We believe that both the application of these principles and our executive compensation philosophy, policies and procedures have resulted in a corporate culture that demands excellence and recognizes individual and team performance without encouraging unnecessary or excessive risks. We align the interests of shareholders and executives by linking a substantial portion of compensation to the Company’s performance. For example, approximately 80% of the total 2010 compensation disclosed in the Summary Compensation Table for our named executive officers (excluding the increase in the value of retirement benefits and earnings on deferred compensation) consisted of either incentives that were subject to pre-established performance criteria or equity awards whose ultimate value upon resale depends upon the value of our stock to shareholders. Although we have made and will continue to make improvements to our compensation program from time to time, these key principles have been unchanged for many years, and are not expected to change in the foreseeable future.

As described in the “Overview” section of our “Compensation Discussion and Analysis” section above, Sensient’s consolidated revenue, cash flow, operating income, net income and earnings per share all reached record levels in 2010. Sensient’s total debt has been reduced by over $78 million and $157 million, respectively, over the past one-year and three-year periods, and its debt and annual interest expense are now at 12 year lows.

These results have allowed Sensient to initiate major investments in important growth areas of the Company’s operations such as pharmaceutical coatings, natural colors and natural flavor extracts. The financial results and investments helped our stock price perform well compared with our peers over the past one-year and three-year periods, with a total return to shareholders of 43.4% for 2010.

Our success in 2010 would not have been possible without the extraordinary contributions of our management team.

As required by Section 14A of the Securities Exchange Act, we are providing separate advisory (nonbinding) shareholder votes regarding the compensation paid to our named executive officers and regarding the frequency of such votes. We encourage you to consider the detailed information provided in the “Compensation Discussion and Analysis” and in the Summary Compensation Table and the tables and other information that follow it. The Board and the Compensation and Development Committee will review these advisory voting results and will take them into account in making future executive compensation decisions.

After reviewing the information provided above and in the other parts of this proxy statement, the Board of Directors asks you to approve the following advisory resolution:

RESOLVED, that Sensient’s shareholders hereby approve, on an advisory, nonbinding basis, the compensation paid to Sensient’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement.

This advisory vote will be approved if it receives the affirmative vote of a majority of the shares of Sensient common stock present in person or represented by proxy at the Annual Meeting and entitled to vote with respect to this proposal. Abstentions and broker non-votes will not affect the outcome of this proposal. Except for broker non-votes, if no voting specification is made on a properly returned and signed proxy card, the proxies named on the proxy card will vote “For” this resolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL APPROVING THE COMPENSATION PAID TO SENSIENT’S NAMED EXECUTIVE OFFICERS AS DISCLOSED HEREIN.

ITEM 3

ADVISORY (NONBINDING) VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES REGARDING EXECUTIVE COMPENSATION

Sensient’s shareholders are entitled to cast an advisory vote at the Annual Meeting regarding how frequently shareholders should consider and cast an advisory vote to approve the compensation of our named executive officers. The choices are every three years, every two years or every year. While this is an advisory vote that is not binding on the Company or the Board of Directors, Sensient will consider the outcome of this vote when making its determination regarding how frequently the advisory vote regarding executive compensation will be held.

For the reasons described in the “Compensation Discussion and Analysis” section above, we believe that a three-year frequency is preferable, because an annual or even biennial frequency creates the risk of relying upon hindsight to an unwarranted degree in evaluating the amount of executive compensation paid in one particular year. Sensient’s financial results in any particular year can be significantly impacted by factors beyond management’s control and for which our executives deserve neither credit nor blame (e.g., difficulties in forecasting in volatile economic conditions, or unexpected changes in the markets for our products and those of our customers). The determination of whether our executives’ compensation is closely tied to performance and properly rewards excellence is best viewed over a multi-year period.

In addition, a three-year frequency would lead to more thoughtful change, if Sensient were to receive an advisory vote disapproving of our executive compensation program. The time would be used to fully understand the specific shareholder concerns that led to that vote, and to develop and consider alternatives. Any resulting changes would likely be implemented on a prospective basis beginning not earlier than the year following the shareholder vote in any case. This means that few if any of the changes would be reflected in the executive compensation reported in the proxy statement for the next shareholders’ meeting. If the vote is held on a three-year frequency, the additional time will lead to more informed changes and the creation of sufficient compensation data to permit meaningful evaluation of any changes.

The Board of Directors values and encourages constructive dialogue with our shareholders on compensation and other important governance topics. The Board currently believes that providing shareholders with an advisory vote on our executive compensation philosophy, policies and procedures every three years will enhance the value of shareholder communication by encouraging a longer-term focus. We note that shareholders will also be asked to express their views whenever we adopt or materially amend our executive equity compensation plans, and that shareholders can express their views to management or the Board at any time by contacting the Company Secretary.

After reviewing the information provided above and in the other parts of this proxy statement, the Board of Directors asks you to give your advisory vote regarding the frequency of shareholder advisory votes to approve the compensation of Sensient’s named executive officers. You can give your advisory vote at the meeting or by indicating your preference on the enclosed proxy card, which asks for your vote pursuant to the following resolution:

RESOLVED, that Sensient’s shareholders recommend that the advisory, nonbinding vote to approve the compensation of Sensient’s named executive officers be held every (CHECK ONE):

☐  3 years

☐  2 years

☐  1 year

☐  Abstain

The outcome of this advisory vote will be determined by whichever of the choices (every 3 years, every 2 years or every year) receives the greatest number of votes cast. If at the most recent shareholder frequency vote a single frequency (i.e., 3 years, 2 years or 1 year) receives the support of a majority of the votes cast and Sensient adopts a frequency that is consistent with that choice, we may exclude from future proxy statements any shareholder proposals that recommend a different frequency. Shares marked to indicate abstentions and broker non-votes will not affect the outcome of this proposal. Except for broker non-votes, if no voting specification is made on a properly returned and signed proxy card, the proxies named on the proxy card will vote for a frequency of every 3 YEARS for future advisory votes regarding executive compensation pursuant to this resolution.

Note that the proxy card provides for the four choices identified above and that you are not voting to approve or disapprove the Board’s recommendation. You should check only one alternative. The Board will consider the results of this advisory vote in determining the frequency of similar advisory votes in the future.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF HOLDING THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF SENSIENT’S NAMED EXECUTIVE OFFICERS EVERY THREE YEARS.

ITEM 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee, subject to shareholder ratification, has selected Ernst & Young LLP, certified public accountants, to audit the financial statements of the Company for the year ending December 31, 2011.

Although not required by law to submit the appointment to a vote by shareholders, the Audit Committee and the Board believe it appropriate, as a matter of policy, to request that the shareholders ratify the appointment of Ernst & Young LLP as independent auditors for 2011. Assuming that a quorum is present, the selection of Ernst & Young LLP will be deemed to have been ratified if more shares are voted in favor of ratification than are voted against ratification. Under Wisconsin law, any shares of Common Stock which are not voted on this matter at the Meeting (whether by abstention or otherwise) will have no effect on this matter. If the shareholders should not so ratify, the Audit Committee will reconsider the appointment.

Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate shareholder questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2011. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE RATIFICATION OF SUCH APPOINTMENT.

ITEM 5.

OTHER MATTERS

Company management knows of no business which will be presented for action at the Meeting other than those items identified in the Notice of Annual Meeting. Pursuant to the Company’s Bylaws, written notice of any shareholder proposals to be presented at the Meeting must have been received by the Secretary no later than March 3, 2011. As no notice of any shareholder proposals was received, no business may be brought before the Meeting by any shareholders. If other matters are brought before the Meeting by the Board of Directors, it is intended that proxies will be voted at the Meeting in accordance with the judgment of the person or persons exercising the authority conferred by such proxies.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

The Company welcomes constructive comments or suggestions from its shareholders, both regarding its executive compensation program and regarding other corporate governance or business matters. In the event a shareholder desires to have a proposal formally considered at the 2012 annual shareholders’ meeting, which is expected to be held on April 26, 2012, and included in the proxy statement for that meeting, the proposal must be in writing and received by the Secretary of the Company on or before November 17, 2011, and must otherwise comply with the applicable rules of the SEC. Under the Company’s Bylaws, appropriate shareholder proposals will be presented at the 2012 annual meeting without inclusion in the proxy materials if such proposals are received by the Company no later than March 7, 2012.

In addition, the Company’s Bylaws establish procedures for shareholder nominations for election of directors of the Company and bringing business before any annual meeting of shareholders of the Company. Among other things, to bring business before an annual meeting or to nominate a person for election as a director at an annual meeting, a shareholder must give written notice to the Secretary of the Company not less than 50 days (and, in the case of nominations, not more than 90 days) prior to the third Thursday after the first Friday in the month of April next following the last annual meeting held. The notice must contain certain information about the proposed business or the nominee and the shareholder making the proposal as specified in the Bylaws. Nominations for election of directors must include a completed D&O questionnaire from the nominee and specified written affirmations and other materials as described in the Bylaws.

Any shareholder interested in making a nomination or proposal should request a copy of the applicable Bylaw provisions from the Secretary of the Company or obtain them from the Company’s website (www.Sensient.com), and send any such nomination or proposal to the Secretary of the Company at the Company’s executive offices at 777 East Wisconsin Avenue, 11th Floor, Milwaukee, Wisconsin 53202.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE PROXY CARD OR VOTE BY PHONE OR BY INTERNET ACCORDING TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. IF YOUR SHARES ARE REGISTERED IN THE NAME OF A BROKER OR BANK, ONLY YOUR BROKER OR BANK CAN SUBMIT THE PROXY CARD ON YOUR BEHALF. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO SUBMIT THE PROXY CARD ON YOUR BEHALF.

UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, ADDRESSED TO THE SECRETARY OF THE COMPANY, THE COMPANY WILL PROVIDE TO SUCH SHAREHOLDER WITHOUT CHARGE A COPY OF THE COMPANY’S 2010 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

By Order of the Board of Directors

John L. Hammond

Secretary

Appendix A

Sensient Technologies Corporation

Director Selection Criteria

Business Background, Skills and Experience

In order to be considered as a potential or continuing member of the Board of Directors of Sensient Technologies Corporation (the “Company”), candidates should have relevant business and industry skills and experience, including a background, demonstrated skills or experience in at least one of the following areas:

—	Substantial recent business experience at the senior management level, preferably as chief executive officer.

—	Recent leadership position in the administration of a major college or university.

—	Recent specialized expertise at the doctoral level in a science or discipline important to the Company’s business.

—	Recent prior senior level governmental or military service.

—	Financial expertise or risk assessment, risk management or employee benefit skills or experience.

In addition, international experience in geographic areas which are significant to the Company is highly desirable.

The Board will consider the desirability of the continued service of directors who change their primary employment. Such directors are expected to tender their resignations to assist the Board in evaluating such desirability on a timely basis.

Personal

Candidates should possess strong personal attributes, including ability, unquestionable integrity and honesty, leadership, independence, interpersonal skills and strong moral values.

Candidates (other than the CEO) should be independent of management and free of potential material conflicts with the Company’s interests.

NOTE: CANDIDATES ARE GENERALLY EXPECTED TO MEET THE INDEPENDENCE REQUIREMENTS RELATING TO DIRECTORS UNDER APPLICABLE LAWS AND REGULATIONS.

Other

In considering any particular candidate, the Board will consider the following additional factors:

—	The candidate’s ability to work constructively with other members of the Board and with management.

—	Whether the candidate brings an appropriate mix of skills and experience that will enhance the diversity and overall composition of the Board.

—

Whether the candidate is able to devote the time necessary to properly discharge his or her responsibilities. The Board will consider the number of other boards on which the candidate serves, and the likelihood that such other service will interfere with the candidate’s ability to perform his or her responsibilities to the Company.

Candidates will be considered without discrimination because of their race, religion, color, sex, age, national origin, disability, veteran or military status, or any other characteristic protected by state, federal or local law.

A-1

SENSIENT TECHNOLOGIES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

To be held Thursday, April 21, 2011

2:00 p.m., Central Time

Trump International Hotel

401 North Wabash Avenue

Chicago, Illinois

Sensient Technologies Corporation 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202
proxy

This proxy is solicited on behalf of the Board of Directors of Sensient Technologies Corporation.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees listed in Item 1, “FOR” Item 2, for a “3 Year” Frequency in Item 3 and “FOR” Item 4.

By signing this proxy, you revoke all prior proxies and constitute and appoint KENNETH P. MANNING and JOHN L. HAMMOND, and each of them, with full power of substitution, your true and lawful Proxies, to represent and vote, as designated below, all shares of Common Stock of Sensient Technologies Corporation which you are entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 21, 2011, 2:00 p.m., Central Time, and at any adjournment thereof.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/sxt	1-800-560-1965

Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 20, 2011.	Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 20, 2011.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:  ☐

COMPANY #
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” all Nominees listed in Item 1, “FOR” Item 2,

for a “3 Year” Frequency in Item 3 and “FOR” Item 4.

1.	Election of directors:	01 Hank Brown 02 Fergus M. Clydesdale 03 James A. D. Croft	04 William V. Hickey 05 Kenneth P. Manning 06 Peter M. Salmon	07 Elaine R. Wedral 08 Essie Whitelaw	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to approve the compensation paid to Sensient’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the accompanying proxy statement.	☐	For	☐	Against	☐	Abstain

3.	Proposal that Sensient’s shareholders recommend that the advisory vote to approve the compensation of Sensient’s named executive officers be held every (CHECK ONE):	☐	3 Years	☐	2 Years	☐	1 Year	☐	Abstain

4.	Proposal to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2011.	☐	For	☐	Against	☐	Abstain

5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1, “FOR” ITEM 2, FOR “3 YEARS” IN ITEM 3 and “FOR” ITEM 4.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SENSIENT TECHNOLOGIES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

To be held Thursday, April 21, 2011

2:00 p.m., Central Time

Trump International Hotel

401 North Wabash Avenue

Chicago, Illinois

Sensient Technologies Corporation 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202
proxy

This proxy is solicited on behalf of the Board of Directors of Sensient Technologies Corporation.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees listed in Item 1, “FOR” Item 2, for a “3 Year” Frequency in Item 3 and “FOR” Item 4.

By signing this proxy, you revoke all prior proxies and constitute and appoint KENNETH P. MANNING and JOHN L. HAMMOND, and each of them, with full power of substitution, your true and lawful Proxies, to represent and vote, as designated below, all shares of Common Stock of Sensient Technologies Corporation which you are entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 21, 2011, 2:00 p.m., Central Time, and at any adjournment thereof.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/sxt	1-800-560-1965

Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 19, 2011.	Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 19, 2011.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:  ☐

COMPANY #
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Savings Plan — 401(K) or Employee Stock Ownership Plan — “ESOP”

The Board of Directors Recommends a Vote “FOR” all Nominees listed in Item 1, “FOR” Item 2,

for a “3 Year” Frequency in Item 3 and “FOR” Item 4.

1.	Election of directors:	01 Hank Brown 02 Fergus M. Clydesdale 03 James A. D. Croft	04 William V. Hickey 05 Kenneth P. Manning 06 Peter M. Salmon	07 Elaine R. Wedral 08 Essie Whitelaw	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to approve the compensation paid to Sensient’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the accompanying proxy statement.	☐	For	☐	Against	☐	Abstain

3.	Proposal that Sensient’s shareholders recommend that the advisory vote to approve the compensation of Sensient’s named executive officers be held every (CHECK ONE):	☐	3 Years	☐	2 Years	☐	1 Year	☐	Abstain

4.	Proposal to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2011.	☐	For	☐	Against	☐	Abstain

5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1, “FOR” ITEM 2, FOR “3 YEARS” IN ITEM 3 and “FOR” ITEM 4.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.